As filed April 25, 2006                                      File No. 333-129398
--------------------------------------------------------------------------------


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM SB-2/A
                                 AMENDMENT NO. 6


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        WORLDWIDE STRATEGIES INCORPORATED
                 (Name of small business issuer in its charter)

                NEVADA                                   4899                                41-0946897
       (State or jurisdiction of             (Primary Standard Industrial       (I.R.S. Employer Identification No.)
     incorporation or organization            Classification Code Number)

                       3801 EAST FLORIDA AVENUE, SUITE 400
                             DENVER, COLORADO 80210
                                 (303) 991-5887
          (Address and telephone number of principal executive offices)

                       3801 EAST FLORIDA AVENUE, SUITE 400
                             DENVER, COLORADO 80210
(Address of principal place of business or intended principal place of business)

                          JAMES P.R. SAMUELS, PRESIDENT
                        WORLDWIDE STRATEGIES INCORPORATED
                       3801 EAST FLORIDA AVENUE, SUITE 400
                             DENVER, COLORADO 80210
                                 (303) 991-5887
            (Name, address and telephone number of agent for service)

                        Copies of all communications to:
                             FAY M. MATSUKAGE, ESQ.
                   DILL DILL CARR STONBRAKER & HUTCHINGS, P.C.
                          455 SHERMAN STREET, SUITE 300
                             DENVER, COLORADO 80203
                       (303) 777-3737; (303) 777-3823 FAX

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]____________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]______________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------

                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM           AMOUNT OF
  TITLE OF EACH CLASS OF        AMOUNT TO BE            OFFERING PRICE PER      AGGREGATE OFFERING      REGISTRATION FEE
SECURITIES TO BE REGISTERED  REGISTERED (1)<F1> (2)<F2>    UNIT (3)<F3>            PRICE (3)<F3>             (4)<F4>
-------------------------------------------------------------------------------------------------------------------------

Common stock, $0.001 par         13,150,000                    $0.45                 $5,917,500              $633.17
value per share

-------------------------------------------------------------------------------------------------------------------------
--------------------

(1)<F1> Pursuant to Rule 416 of the Securities Act of 1933, as amended, this registration statement also covers such additional number of shares of common stock that may become issuable as a result of any stock splits, stock dividends, or other similar transactions.


(2)<F2> Includes 13,150,000 shares representing (i) 5,500,000 shares owned by selling security holders and (ii) 7,650,000 shares of common stock issuable upon exercise of the warrants and stock options, and (iii) any securities issued or issuable upon any stock split, dividend or other distribution recapitalization or similar event with respect to the foregoing.



(3)<F3> Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee, based upon the sale price for such shares of common stock on April 12, 2006, as reported by the Pink Sheets.



(4)<F4> The registrant paid $2,146.53 with the initial filing of this registration statement, based upon 19,610,000 shares being registered, a maximum offering price of $0.93 calculated in accordance with Rule 457(c), and a fee rate of $117.70 per million. The registrant is decreasing the number of shares being registered by 6,540,000.



The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   Subject to Completion, Dated April 25, 2006



                        WORLDWIDE STRATEGIES INCORPORATED
                     UP TO 13,150,000 SHARES OF COMMON STOCK



         This prospectus relates to the resale by selling stockholders of up to 5,500,000 shares owned by selling security holders and 7,650,000 shares of common stock issuable upon exercise of the warrants and stock options. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. We will not receive any proceeds from sale of any of the shares offered by the selling stockholders. We will pay the expenses of registering these shares.



         Our common stock is quoted on the "pink sheets" under the symbol "WWSI.PK." On April 12, 2006, the last sale price for our common stock was $0.45 per share.


         INVESTING IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. A DETAILED EXPLANATION OF THESE RISKS IS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" OF THIS PROSPECTUS, BEGINNING ON PAGE 5.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                               ____________, 2006

                                TABLE OF CONTENTS
                                                                            PAGE

PROSPECTUS SUMMARY.............................................................3
RISK FACTORS...................................................................5
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................9

USE OF PROCEEDS................................................................9
MARKET FOR COMMON EQUITY......................................................10
DIVIDEND POLICY...............................................................10
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.....................10
BUSINESS......................................................................16
MANAGEMENT....................................................................22
EXECUTIVE COMPENSATION........................................................25
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................28
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................29
DESCRIPTION OF SECURITIES.....................................................30
SELLING STOCKHOLDERS..........................................................30
PLAN OF DISTRIBUTION..........................................................32
LEGAL MATTERS.................................................................34
EXPERTS.......................................................................34
ADDITIONAL INFORMATION........................................................34
REPORTS TO STOCKHOLDERS.......................................................34
INDEX TO FINANCIAL STATEMENTS.................................................35

                               PROSPECTUS SUMMARY

         This summary highlights information contained elsewhere in this prospectus. You should carefully read this entire prospectus and the financial statements contained in this prospectus before purchasing our securities.

         Unless the context otherwise requires, the terms "we", "our" and "us" refers to Worldwide Strategies Incorporated.

WORLDWIDE STRATEGIES INCORPORATED

         We were originally incorporated in the State of Nevada on April 6, 1998 as Boyd Energy Corporation for the purpose of developing a mechanical lifting device that would enhance existing stripper well production. We were unable to raise sufficient capital to carry out this business and focused instead on leasing properties and exploring for oil and gas. We changed our name to Barnett Energy Corporation on July 17, 2001.

         On July 8, 2005, we acquired all of the issued and outstanding capital stock of Worldwide Business Solutions Incorporated, a Colorado corporation ("WBSI"), thereby making WBSI our wholly-owned subsidiary. We changed our name to Worldwide Strategies Incorporated as of June 14, 2005. WBSI was incorporated on March 1, 2005 to provide business process outsourcing services. WBSI intends to focus initially on providing call center services, but may expand to providing other outsourced services if it implements successfully its business plan.

         Accordingly, we are engaged in providing business process outsourcing services and more specifically, call center services. Business process outsourcing refers to contracting with an external organization to provide a particular business process or function. Having another company process payroll is an example of business process outsourcing. Call centers provide personnel to staff telephone lines and are typically used in functions such as debt collection, taking catalog orders, sales solicitation, and answering customer service calls.


         We are not yet operational. Our efforts thus far have been devoted to putting corporate infrastructure in place, negotiating and executing agreements with call centers, and raising capital for our business. Since October 2005, we have entered into agreements with six call centers in the United States (Vancouver, Washington), Central America (Santo Domingo, Dominican Republic and Monterrey and Mexico City, Mexico), South America (Peru and Argentina), and the Philippines (Manila), with an aggregate of approximately 2,200 seats. We have agreed to market call center services that will be provided by these centers. These call centers have agreed to maintain a certain quality of infrastructure, organization, systems, and agent skills. We propose in a non-binding letter of intent to acquire Cascade Callworks, Inc., an existing call center in Vancouver, Washington, by April 30, 2006, and build our own center in Colorado Springs, Colorado.


         Cascade Callworks would be our base of operations. Work for customers that need specific foreign language capabilities or special services would be directed to the affiliated call centers. We plan to commence marketing call center services upon the acquisition of Cascade Callworks. Accordingly, we have not yet generated any revenues through the call centers described in the preceding paragraph. If our proposed plan of operation succeeds and if there is sufficient demand for call center services, we may consider acquiring additional call centers and/or entering into agreements with more affiliated call centers.


         For companies that already have in-house call centers, we market and support call center platform applications. We are a reseller for TouchStar Software Corporation, which is a privately held software developer of software-based telephone systems.



         We expect that if we complete the acquisition of Cascade Callworks, revenues from that call center will be our primary source of revenues. If we do not complete the acquisition of Cascade Callworks, we anticipate that we will need to identify and acquire another call center for our base of operations. We intend that Cascade Callworks or another call center that we acquire will be our primary source of revenues. We have generated only $2,500 in revenues through January 31, 2006. These revenues were generated from a test exercise of our proposed marketing services for a call center with which we no longer have an agreement. As of the date of this prospectus, we have limited assets and are dependent on proceeds from sales of our securities in order to continue our operations.

Specifically, sources of funds would be through borrowing or the sale of stock through the exercise of outstanding warrants.

         We are registering the resale of common stock owned by some of our shareholders because we seek to: (i) become a reporting company with the Securities and Exchange Commission and (ii) enable our common stock to be traded on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board. We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In order for us to continue with our business plan, we will in the near future need to raise additional capital through private placement offerings. We believe that obtaining reporting company status and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors. In addition, we believe that attaining this status will enable us to acquire businesses and/or assets with our stock.

         Our principal executive offices are located at 3810 East Florida Avenue, Suite 400, Denver, Colorado 80210, and our telephone number is (303) 991-5887. Our website is located at WWW.WIDEINC.COM. Information contained in our website is not part of this prospectus.

THE OFFERING

Securities offered..................Up to a total of 13,150,000 shares consisting of the following:

                                        o   5,500,000 shares owned by selling
                                            stockholders; and

                                        o   7,650,000 shares of common stock
                                            issuable upon the exercise of five-
                                            year warrants issued in July 2005
                                            and September 2005, execisable to
                                            purchase 7,650,000 shares of common
                                            stock at $0.25 per share;



Use of proceeds.....................We will not receive any of the proceeds from the selling stockholders of shares of our common stock.


Securities outstanding..............13,035,526 shares of common stock as of
                                    April 21, 2006
                                    12,090,000 options and warrants outstanding
                                    as of April 21, 2006
                                    with a weighted average exercise price of
                                    $0.26


Plan of distribution................The offering is made by the selling stockholders named in this prospectus, to the extent they sell shares. Sales may be made in the open market or in private negotiated transactions, at fixed or negotiated prices. See "Plan of Distribution."

Risk factors........................An investment in this company is subject to risk.  See "Risk Factors."

SUMMARY SELECTED FINANCIAL INFORMATION

         The balance sheet and income statement data shown below were derived from our audited consolidated financial statements. You should read this summary financial data in conjunction with "Management's Discussion and Analysis or Plan of Operation," "Business," and our financial statements.

                BALANCE SHEET DATA:

                                                                                   JANUARY 31,        JULY 31,
                                                                                       2006             2005
                                                                                 ----------------- ----------------

                Cash                                                               $   122,038       $   423,690
                Working capital...............................................     $    54,893       $   413,843
                Total assets .................................................     $   265,593       $   506,428
                Total liabilities.............................................     $    88,005       $    39,664
                Stockholders' equity..........................................     $   177,588       $   466,764


                STATEMENT OF OPERATIONS DATA:

                                                                                  MARCH 1, 2005    MARCH 1, 2005
                                                                 FOR THE SIX       (INCEPTION)      (INCEPTION)
                                                                 MONTHS ENDED     THROUGH JULY    THROUGH JANUARY
                                                               JANUARY 31, 2006     31, 2005          31, 2006
                                                               ----------------- ---------------- -----------------

                Revenue..........................................$     2,500       $        --      $     2,500
                Net (loss).......................................$  (739,676)      $  (323,298)     $(1,062,974)
                Basic and diluted (loss) per share...............$     (0.06)      $     (0.05)


                                  RISK FACTORS

         Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risk factors described below, together with all other information in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial conditions or operating results could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.

AS A DEVELOPMENT STAGE COMPANY, WE CANNOT ASSURE YOU THAT WE WILL SUCCEED OR BE PROFITABLE.


         We have been in business for less than a year. From March 1, 2005 (inception) through January 31, 2006, we generated revenues of only $2,500. We are in the development stage, as that term is defined by certain financial accounting standards. This means that as of January 31, 2006, our planned principal operations had not commenced, as we had devoted substantially all of our efforts to financial planning, raising capital, and developing markets. Accordingly, if you choose to invest in our stock, you will be doing so without any significant historical operations on which to base your investment decision. While we believe that we will be able to implement our business plan and generate revenues by the end of the current fiscal year ending July 31, 2006, we cannot assure you that we will be successful or profitable.


IF WE CANNOT OBTAIN ADEQUATE FINANCING TO IMPLEMENT OUR PLANNED OPERATIONS, WE MAY NOT BE ABLE TO ACQUIRE CALL CENTERS, THEREBY IMPAIRING OUR ABILITY TO GENERATE REVENUES.

         Since our inception, we have relied on the sale of equity capital to fund working capital and the costs of developing our business plan. Failure to obtain additional financing could result in delay or cause indefinite postponement of the implementation of our business plan, which contemplates acquisitions of existing call centers. The lack of adequate cash could also impair our marketing efforts and thereby decrease our ability to sell our services and generate revenues.


         We had working capital of only $54,893 at January 31, 2006. Based on our projected "burn rate" for the current fiscal year and planned acquisitions are such that we will need cash from one or more external sources of approximately $2,000,000 for the remainder of the current fiscal year ended July 31, 2006. We intend to conduct additional financings during the current fiscal year. We cannot assure you that we will be able to complete these additional financings successfully.


TERMS OF SUBSEQUENT FINANCINGS MAY ADVERSELY IMPACT YOUR INVESTMENT.

         We may have to engage in common equity, debt, or preferred stock financing in the future. Your rights and the value of your investment in the common stock could be reduced. Interest on debt securities could increase costs and negatively impacts operating results. Preferred stock could be issued in series from time to time with such designations, rights, preferences, and limitations as needed to raise capital. The terms of preferred stock could be more advantageous to those investors than to the holders of common stock. In addition, if we need to raise more equity capital from sale of common stock, institutional or other investors may negotiate terms at least as, and possibly more, favorable than the terms of your investment. Shares of common stock which we sell could be sold into the market, which could adversely affect market price.

WE MAY MAKE ACQUISITIONS THAT PROVE UNSUCCESSFUL OR DIVERT OUR RESOURCES.


         We propose to complete the acquisition of a domestic contact center company in Vancouver, Washington for $2,500,000 by April 30, 2006. The purchase price is to be paid through the issuance of warrants to purchase 400,000 shares, a promissory note for $1,000,000, and $1,250,000 in cash. We may also consider acquisitions of other complementary companies in our industry. We have no substantial experience in completing acquisitions of other businesses, and we may be unable to successfully complete this or future acquisitions. As we acquire other businesses, we may be unable to successfully integrate these businesses with our own and maintain our standards, controls and policies. Acquisitions will place additional constraints on our resources by diverting the attention of our management from existing operations. Through acquisitions, we may enter markets in which we have little or no experience. Any acquisition may result in a potentially dilutive issuance of equity securities, the incurrence of debt and amortization of expenses related to intangible assets, all of which could lower our margins and harm our business.


THE BUSINESS PROCESS OUTSOURCING INDUSTRY IS HIGHLY COMPETITIVE AND WE MAY BE UNABLE TO COMPETE WITH BUSINESSES THAT HAVE GREATER RESOURCES THAN WE DO.

         We face significant competition for outsourced business process services and expect that competition will increase. We believe that, in addition to prices, the principal competitive factors in our markets are service quality, sales and marketing skills, the ability to develop customized solutions and technological and industry expertise. While numerous companies provide a range of outsourced business process services, we believe our principal competitors include our clients' own in-house customer service groups, including in some cases, in-house groups operating offshore, offshore outsourcing companies and U.S.-based outsourcing companies. The trend toward offshore outsourcing, international expansion by foreign and domestic competitors and continuing technological changes will result in new and different competitors entering our markets. These competitors may include entrants from the communications, software and data networking industries or entrants in geographic locations with lower costs than those in which we operate.

         We have existing competitors for our business process outsourcing business, and may in the future have new competitors, with greater financial, personnel and other resources, longer operating histories, more technological expertise, more recognizable names and more established relationships in industries that we may serve in the future. Increased competition, our inability to compete successfully against current or future competitors, pricing pressures or loss of market share could result in increased costs and reduced operating margins, which could harm our business, operating results, financial condition and future prospects.

WE MAY EXPERIENCE SIGNIFICANT EMPLOYEE TURNOVER RATES IN THE FUTURE AND WE MAY BE UNABLE TO HIRE AND RETAIN ENOUGH ADEQUATELY TRAINED EMPLOYEES TO SUPPORT OUR OPERATIONS.

         The business process outsourcing industry is labor intensive and our success will depend on our ability to attract, hire, and retain qualified employees. We will compete for qualified personnel with companies in our industry and in other industries and this competition is increasing as the business process outsourcing industry expands. Our growth will require that we continually hire and train new personnel. The business process outsourcing industry, including the customer management services industry, has traditionally experienced high employee turnover. A significant increase in the turnover rate among our employees would increase our recruiting and training costs and decrease operating efficiency and productivity, and could lead to a decline in demand for our services. If this were to occur, we would be unable to service our clients effectively and this would reduce our ability to continue our growth and operate profitably. We may be unable to continue to recruit, hire, train and retain a sufficient labor force of qualified employees to execute our growth strategy or meet the needs of our business.

WE ANTICIPATE THAT WE WILL ENCOUNTER A LONG SALES AND IMPLEMENTATION CYCLE REQUIRING SIGNIFICANT RESOURCE COMMITMENTS BY OUR CLIENTS, WHICH THEY MAY BE UNWILLING OR UNABLE TO MAKE.

         Our service delivery involves significant resource commitments by both our clients and ourselves. Potential clients' senior management and a significant number of our clients' personnel must evaluate our proposals in various functional areas, each having specific and often conflicting requirements. Despite the significant expenditures of funds and management resources, the potential client may not engage our services. We anticipate that our sales cycle will generally range up to six to twelve months or longer. Failure to close may have a negative impact on revenue and income as these resources could otherwise be used for a paying client. We believe the following factors enter into a client's decision:

            o The client's alternatives to our services, including willingness to replace their internal solutions or existing vendors;

            o The client's budgetary constraints, and the timing of budget cycles and approval processes;

            o The client's willingness to expend the time and resources necessary to integrate their systems with our systems and network; and

            o The timing and expiration of the client's current outsourcing agreements for similar services.

Once a client engages us at the conclusion of the sales process, we anticipate that it will take from four to six weeks to integrate the client's systems with ours. It may take as long as three months thereafter to ramp-up our services, including training, to satisfy the client's requirements.

OUR OPERATIONS COULD SUFFER FROM TELECOMMUNICATIONS OR TECHNOLOGY DOWNTIME, DISRUPTIONS, OR INCREASED COSTS.

         We will be highly dependent on our computer and telecommunications equipment and software systems. In the normal course of our proposed business, we will be required to record and process significant amounts of data quickly and accurately to access, maintain, and expand the databases we will be using for our services. We will also be dependent on continuous availability of voice and electronic communication with customers. If we were to experience interruption on our telecommunications network, we would possibly experience data loss or a reduction in revenues. These disruptions could be the result of errors by our vendors, clients, or third parties or electronic or physical attacks by persons seeking to disrupt our operations, or the operations of our vendors, clients, or others. For example, with respect to the call center we propose to acquire, that call center currently depends on significant vendors for facility storage and related maintenance of its main technology equipment and data. Any failure of these vendors to perform these services could result in business disruptions and impede that center's ability to provide services to its clients. A significant interruption of service could have a negative impact on our reputation and could lead our present and potential clients not to use our services. The temporary or permanent loss of equipment or systems through casualty or operating malfunction could reduce revenues and harm our business.

FAILURE TO PERFORM MAY RESULT IN REDUCED REVENUES OR CLAIMS FOR DAMAGES.

         Failures to meet service requirements of a client could disrupt the client's business and result in a reduction in revenues or a claim for substantial damages against us. For example, some of our agreements may have standards for service that, if not met by us, may result in reduced payments. In addition, because many of our projects will likely be business-critical projects for our clients, a failure or inability to meet a client's expectations would seriously damage our reputation and affect our ability to attract new business. To the extent that our contracts contain limitations on liability, such contracts may be unenforceable or otherwise may not protect us from liability for damages.

A REVERSAL OF INDUSTRY TRENDS TOWARD OFFSHORE OUTSOURCING DUE TO NEGATIVE PUBLIC REACTION IN THE UNITED STATES AND RECENTLY PROPOSED LEGISLATION MAY ADVERSELY AFFECT DEMAND FOR OUR PROPOSED SERVICES.

         Our proposed business depends in large part on U.S. industry trends towards outsourcing business processes offshore. The trend to outsource business processes may not continue and could reverse. Offshore outsourcing has become a politically sensitive topic in the United States. Many organizations and public figures have publicly expressed concerns about a perceived association between offshore outsourcing providers and the loss of jobs in the United States. In addition, there has been recent publicity about the negative experience of certain companies that use offshore outsourcing. Current or prospective clients may elect to perform such services themselves or may be discouraged from transferring these services to offshore providers to avoid any negative perception that may be associated with using an offshore provider.

         A variety of federal and state legislation has been proposed that, if enacted, could restrict or discourage U.S. companies from outsourcing their services to companies outside the United States. For example, legislation has been proposed that would require offshore providers to identify where they are located. In addition, it is possible that legislation could be adopted that would restrict U.S. private sector companies that have federal or state government contracts from outsourcing their services to offshore service providers. Any expansion of existing laws or the enactment of new legislation restricting offshore outsourcing may adversely impact our ability to do business with U.S. clients, particularly if these changes are widespread.

UNAUTHORIZED DISCLOSURE OF SENSITIVE OR CONFIDENTIAL CLIENT AND CUSTOMER DATA, WHETHER THROUGH BREACH OF OUR COMPUTER SYSTEMS OR OTHERWISE, COULD EXPOSE US TO PROTRACTED AND COSTLY LITIGATION AND CAUSE US TO LOSE CLIENTS.

         We may be required to collect and store sensitive data in connection with our services, including names, addresses, social security numbers, credit card account numbers, checking and savings account numbers and payment history records, such as account closures and returned checks. If any person, including any of our employees, penetrates our network security or otherwise misappropriates sensitive data, we could be subject to liability for breaching contractual confidentiality provisions and/or privacy laws. Penetration of the network security of our data centers could have a negative impact on our reputation and could lead our present and potential clients to choose other service providers.

OUR POTENTIAL CLIENTS MAY ADOPT TECHNOLOGIES THAT DECREASE THE DEMAND FOR OUR SERVICES, WHICH COULD REDUCE OUR REVENUES AND SERIOUSLY HARM OUR BUSINESS.

         We plan to target clients with a need for our customer management services and we will depend on their continued need of our services. However, over time, clients may adopt new technologies that decrease the need for live customer interactions, such as interactive voice response, web-based self-help and other technologies used to automate interactions with customers. The adoption of such technologies could reduce the demand for our services, pressure our pricing, cause a reduction in any revenues we are generating at the time, and harm our business.

WE HAVE A SUBSTANTIAL NUMBER OF SHARES THAT MAY BECOME FREELY TRADABLE AND COULD THEREFORE RESULT IN A REDUCED MARKET PRICE.


         As of April 21, 2006, we had an aggregate of 13,035,526 shares of our common stock issued and outstanding, of which approximately 10,700,000 are "restricted securities". Upon the date of this prospectus, the resale of 5,500,000 shares, currently owned by existing shareholders, was registered, thereby increasing the number of shares that may become freely tradable. In addition, we registered the resale of 7,650,000 shares issuable upon the exercise of warrants. The sale of a significant number of these shares in the public market may adversely affect prevailing market prices of our shares.


OUR COMMON STOCK IS SUBJECT TO PENNY STOCK REGULATION THAT MAY AFFECT THE LIQUIDITY FOR OUR COMMON STOCK.

         Our common stock is subject to regulations of the Securities and Exchange Commission relating to the market for penny stocks. These regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock, as some brokers refrain from trades involving penny stocks to avoid the additional work to comply with these requirements. As a result, your ability to sell your securities in the secondary market could be limited.

FUTURE EQUITY TRANSACTIONS, INCLUDING EXERCISE OF OPTIONS OR WARRANTS, COULD RESULT IN DILUTION.

         From time to time, we intend to sell restricted stock, warrants, and convertible debt to investors in private placements. Because the stock will be restricted, the stock will likely be sold at a greater discount to market prices compared to a public stock offering, and the exercise price of the warrants is likely to be at or even lower than market prices. These transactions will cause dilution to existing stockholders. Also, from time to time, options will be issued to officers, directors, or employees, with exercise prices equal to market. Exercise of in-the-money options and warrants will result in dilution to existing stockholders. The amount of dilution will depend on the spread between the market and exercise price, and the number of shares involved. In addition, such shares would increase the number of shares in the "public float" and could depress the market price for our common stock.

TRADING IN OUR COMMON STOCK MAY BE LIMITED THEREBY MAKING IT MORE DIFFICULT FOR INVESTORS TO RESELL THEIR SHARES OF OUR COMMON STOCK.

         Our common stock is quoted on the "pink sheets." We plan to apply to have it quoted on the OTC Bulletin Board shortly after the date of this prospectus. The OTC Bulletin Board is not an exchange and, because trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on an exchange or NASDAQ, you may have difficulty reselling any of the shares that you purchase from the selling shareholders.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus includes "forward-looking statements." All statements other than statements of historical facts included or incorporated by reference in this report, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") include, but are not limited to:

    o our ability to generate sufficient capital to complete planned acquisitions;
    o    the lack of liquidity of our common stock;
    o    our ability to find and retain skilled personnel;
    o    availability of capital;
    o    the strength and financial resources of our competitors;
    o    general economic conditions; and
    o the securities or capital markets and other factors disclosed under "Management's Discussion and Analysis or Plan of Operation," "Business" and elsewhere in this prospectus.

         All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We assume no duty to update or revise our forward-looking statements based on changes in internal estimates or expectations or otherwise.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the selling stockholders of shares of our common stock. However, if exercised, we will receive the exercise price of any common stock we sell to the selling stockholders upon exercise of warrants or stock options. We expect to use the proceeds received from the exercise of warrants and stock options, if any, for general working capital purposes. If all the options and warrants for which the underlying common stock are exercised, we will receive $3,025,800.

                            MARKET FOR COMMON EQUITY

         Our common stock has been quoted in the "pink sheets" under the symbol "WWSI" since July 8, 2005. It traded under the symbol "BNTT" prior to that time. The trading symbol often appears as "WWSI.PK" in quotation requests on the Internet. The following table sets forth the range of high and low bid quotations for each fiscal quarter for the last two fiscal years and the current fiscal year, and have been adjusted to reflect a 1-for-2 reverse stock split. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions and may not necessarily represent actual transactions.

         FISCAL QUARTER ENDING                 HIGH BID           LOW BID


         October 31, 2003................       $   0.03         $   0.01
         January 31, 2004................       $   0.01         $   0.002
         April 30, 2004..................       $   0.006        $   0.006
         July 31, 2004...................       $   0.006        $   0.0022
         October 31, 2004................       $   0.0024       $   0.0022
         January 31, 2005................       $   0.44         $   0.0022
         April 30, 2005..................       $   0.36         $   0.14
         July 31, 2005...................       $   1.60         $   0.24
         October 31, 2005................       $   1.85         $   0.88
         January 31, 2006................       $   0.88         $   0.55



         On April 12, 2006, the last sale price for the common stock on the Pink Sheets was $0.45.


         As of December 23, 2005, there were 292 record holders of our common stock. Since our inception, no cash dividends have been declared on our common stock.


                                 DIVIDEND POLICY

         We do not anticipate paying dividends on our common stock at any time in the foreseeable future. Our board of directors plans to retain earnings for the development and expansion of our business. Our directors also plan to regularly review our dividend policy. Any future determination as to the payment of dividends will be at the discretion of our directors and will depend on a number of factors, including future earnings, capital requirements, financial condition and other factors as the board may deem relevant.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

OVERVIEW

         On July 8, 2005, pursuant to a Share Exchange Agreement with Worldwide Business Solutions Incorporated, a Colorado corporation ("WBSI"), we acquired all of the issued and outstanding capital stock of WBSI, in exchange for 7,720,000 post-reverse split shares of our common stock (the "Share Exchange"). As a result of this Share Exchange, shareholders of WBSI as a group owned approximately 76.8% of the shares then outstanding, and WBSI became our wholly-owned subsidiary. We changed our name to Worldwide Strategies Incorporated as of June 14, 2005.

         For accounting purposes, the acquisition of WBSI has been accounted for as a recapitalization of WBSI. Since we had only minimal assets and no operations, the recapitalization has been accounted for as the sale of 2,335,526 shares of WBSI common stock for our net liabilities at the time of the transaction. Therefore, the historical financial information prior to the date of the recapitalization is the financial information of WBSI.

PLAN OF OPERATION

         We are registering the resale of shares held by certain of our shareholders because we seek to: (i) become a reporting company with the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be traded on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

         We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In order for us to continue with our business plan, we will in the near future need to raise additional capital through private placement offerings. We believe that obtaining reporting company status under the 1934 Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors. In addition, we believe that attaining this status will enable us to acquire businesses and/or assets with our stock.

         Since our inception in March 2005, we have relied on the sale of equity capital to fund working capital and the costs of developing our business plan. Failure to obtain additional financing could result in delay or cause indefinite postponement of the implementation of our business plan, which contemplates acquisitions of existing call centers. The lack of adequate cash could also impair our marketing efforts and thereby decrease our ability to sell our services and generate revenues.


         We had working capital of only $54,893 at January 31, 2006. Based on our projected "burn rate" for the current fiscal year and planned acquisitions are such that we will need cash from one or more external sources of approximately $2,000,000 for the remainder of the current fiscal year ended July 31, 2006. We intend to conduct additional financings during the current fiscal year. We cannot assure you that we will be able to complete these additional financings successfully. In February and April, 2006, WBSI obtained bridge loans in the total amount of $131,715. Interest accrues on these loans at the rate of 9% per annum through May 31, 2006 and at 19% per annum thereafter. The loans are due October 31, 2006 and may be converted into our common stock upon default at the rate of $0.20 per share.



         We entered into a non-binding letter of intent to acquire Cascade Callworks Inc., a call center located in Vancouver, Washington, for a purchase price of $2,500,000. Under the terms of the letter of intent, we were to deposit $500,000 into escrow by October 21, 2005, an additional $500,000 by November 30, 2005, and $250,000 by December 31, 2005. We paid $100,000 towards the purchase price in October 2005, with the remaining balance of the purchase price due at closing, which is scheduled to occur no later than April 30, 2006. Also due at closing is a promissory note in the amount of $1,000,000. The note will be secured by a security interest in the purchased assets, due and payable 120 days from closing, and accrue interest at the rate of 9% per annum, compounded monthly. Minimum monthly payments equal to 100% of the cash flow of Cascade Callworks will be made each month until the note is paid in full. If the note is not paid in full on the due date, a minimum of 50% of all cash flows are to be paid to the seller until the note is paid in full. In addition, we issued a warrant to purchase a total of up to 400,000 shares of our common stock. The warrant is exercisable for a period of three years from closing and is exercisable as to 100,000 shares at $0.50 per share and as to 300,000 shares at $0.75 per share. Upon the successful completion of this acquisition, we would acquire approximately 170 employees and assume the lease obligations for the two Cascade facilities in Vancouver, Washington. If the transaction fails to close, we would lose the $100,000 deposit.



         We intend to fund the acquisition of Cascade Callworks through a private placement of convertible debentures being offered by WBSI. The debentures will be due 18 months from the date of issuance, with accrued interest payable in 6-month installments. Beginning six months after issuance, the notes will be convertible into shares of our common stock at a conversion price equal to 80% of the average trading price for the ten days immediately preceding the date of conversion. We would record the intrinsic value of the related beneficial conversion feature upon issuance of the proposed convertible debentures. Based on the issuance of $3,000,000 in convertible debentures the intrinsic value of the beneficial conversion feature would total approximately $750,000, based on our most recent traded stock prices. Because the debentures would not be convertible for a period of six months, the beneficial conversion would be recorded as a discount against the debentures on the date of issuance and then amortized to interest expenses over the folowing six-months period.

         As of the date of this prospectus, no debentures have been sold. We propose to seek an extension of the closing deadline from the owners of Cascade. If we cannot obtain an extension, we will attempt to find another call center and continue to offer convertible debentures to fund the acquisition of the call center. We believe that we will be able to sell the debentures once we are a reporting company with the Securities and Exchange Commission.

         In addition, we propose to acquire a minority interest in a call center through our U.K. subsidiary. As of the date of this prospectus, we are still negotiating the valuation of the ownership interest.

         Our business plan for the remainder of the current fiscal year, which ends July 31, 2006, is as follows:

         1. Raise a total of $3,000,000, with $1,150,000 of the amount allocated for the purchase price needed to close on the acquisition of Cascade Callworks, or some other call center, through the sale of convertible debentures as described above. We believe that our registration for selling stockholders and creation of a public market are critical to this step, as investors will be more likely to invest if there is a public market for our stock.

         2. Complete the acquisition of Cascade Callworks or some other call center. As Cascade Callworks is a fully functioning call center, we should be receiving revenues immediately after acquisition. However, as part of the purchase price for Cascade Callworks is to be paid through a promissory note, with minimum monthly payments to be equal to 100% of the cash flow of Cascade until the note is paid in full, we will need sufficient funds for working capital. That is the reason for raising more than the cash portion of the purchase price as noted in paragraph 1 above.

         3. Market call center services. We plan to develop expanded marketing and sales teams to grow sales for Cascade Callworks or some other acquired call center, and for our affiliated call centers. We anticipate that Cascade Callworks or some other acquired call center, will perform most of the call center work. In cases where customers require foreign language capability, this work will be directed to our affiliated call centers.

         4. Select sites and hire staffing for Colorado Springs call center start-up once our operation of Cascade Callworks or some other acquired call center and marketing efforts described above are underway. We will also begin to use our U.K. subsidiary to solicit large international companies. The estimated cost for a Colorado Springs call center is approximately $500,000, with funding to be provided through the sale of convertible debentures as described above. We believe that revenues would not be generated until one month after the call center is operational.

         5. Begin to market in conjunction with TouchStar Software Corporation. This effort would not require any additional cost. Revenues to us would likely be four months after we commence this marketing effort.

         If we do not complete the acquisition of Cascade Callworks, we anticipate that we will need to identify and acquire another call center for our base of operations. If we fall short of raising $3,000,000 but a public market for our stock exists at the time, we may be able to use our stock as payment for certain costs.

RESULTS OF OPERATIONS


         SIX MONTHS ENDED JANUARY 31, 2006. During the six months ended
January 31, 2006, we generated our first revenues of $2,500. These revenues were generated from a test exercise of our proposed marketing services for a call center with which we no longer have an agreement. While our gross profit margin was 34%, the volume of sales was inadequate to cover our operating expenses of $740,527, resulting in a net loss of $739,676. As of the date of this prospectus, we have six agreements with call centers in place to provide services to clients we obtain and we are actively marketing call center services. Our revenues are based on the difference between the price quoted by the affiliated center to us to provide services for a particular client and the price we negotiate with the client. However, it takes several months to court businesses that currently utilize call centers to switch to a new company. It takes additional time before revenues are generated. Once a business agrees to use our services, the services have to be tailored to that business' specific needs. We are paid revenues once services are provided to the business and the business is invoiced for the services.

         Included in the operating expenses for the period was a loss of $50,000 on our failed acquisition of Cleave Global E-Services Limited, a call center in India. We had paid a $50,000 deposit toward our proposed acquisition of this company, but terminated the agreement in September 2005.

         MARCH 1, 2005 TO JULY 31, 2005. For the period from March 1, 2005 to July 31, 2005, we were engaged primarily in raising capital to implement our business plan and completing the Share Exchange transaction. We also established our subsidiary in the United Kingdom and entered into discussions with call centers in Central America.

Accordingly, we incurred expenses for professional and consulting fees, salaries and payroll taxes, travel, and contract labor, resulting in a loss of $323,298 for the period.

LIQUIDITY AND CAPITAL RESOURCES


         As of January 31, 2006, we had cash of $122,038 and working capital of $54,893 due to the completion of a private placement of 1,980,000 shares of common stock and warrants in September 2005, resulting in net proceeds of $445,500. The $450,500 of cash provided by our financing activities for the six months ended January 31, 2006 offset the $631,511 of cash used in operations and $120,641 used in investing activities.



         As of July 31, 2005, we had cash of $423,690 and working capital of $413,843 due to the completion of a private placement of 2,520,000 shares of common stock and warrants in June 2005, resulting in net proceeds of $559,911, and another private placement in July 2005 of 1,000,000 shares of common stock and warrants, resulting in net proceeds of $225,000. The $790,111 of cash provided by our financing activities for the period from March 1, 2005 through July 31, 2005 offset the $363,451 of cash used in operations and $2,970 used in investing activities.


SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

         Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to the valuation of accounts receivable and inventories, the impairment of long-lived assets, any potential losses from pending litigation and deferred tax assets or liabilities. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions; however, we believe that our estimates, including those for the above-described items, are reasonable.


         DEVELOPMENT STAGE. We are in the development stage in accordance with Statements of Financial Accounting Standards (SFAS) No. 7 "Accounting and Reporting by Development Stage Enterprises". As of July 31, 2005 and January 31, 2006, we had devoted substantially all of our efforts to financial planning, raising capital and developing markets.



         CASH AND CASH EQUIVALENTS. We consider all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents. We had no cash equivalents at July 31, 2005 and January 31, 2006.



         PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, currently ranging from three to five years. Expenditures for additions and improvements are capitalized, while repairs and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is recorded in the year of disposal.


         IMPAIRMENT OF LONG-LIVED ASSETS. We evaluate the carrying value of our long-lived assets under the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

         OFFERING COSTS. We defer offerings costs, such as legal, commissions and printing costs, until such time as the offering is completed. At that time, we offset the offering costs against the proceeds from the offering. If an offering is unsuccessful, the costs are charged to operations at that time.

         INCOME TAXES. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

         REVENUE RECOGNITION. The Company provides its call center services under contract arrangements. The Company recognizes revenue as services are provided (based on an hourly rate) over the term of the contract.

         STOCK-BASED COMPENSATION. We account for compensation expense for our stock-based employee compensation plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and comply with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), and SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". Under APB 25, compensation expense of fixed stock options is based on the difference, if any, on the date of the grant between the deemed fair value of our stock and the exercise price of the option. Compensation expense is recognized on the date of grant or on the straight-line basis over the option-vesting period. We account for stock issued to non-employees in accordance with the provisions of SFAS 123 and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".


         Pro forma information regarding the results of operations is calculated as if we had accounted for our employee stock options using the fair-value method. The fair value of each option grant is estimated on the date of grant using the Black-Scholes method. Pro forma disclosures have been included in Note 1 in Notes to Financial Statements.



         LOSS PER COMMON SHARE. We report net loss per share using a dual presentation of basic and diluted loss per share. Basic net loss per share excludes the impact of common stock equivalents. Diluted net loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. As of July 31, 2005, there were 120,000 and 8,720,000 vested common stock options and warrants outstanding, respectively, which were excluded from the calculation of net loss per share-diluted because they were antidilutive. As of January 31, 2006, there were 450,000 and 10,700,000 vested common stock options and warrants outstanding, respectively, which were excluded from the calculation of net loss per share-diluted because they were antidilutive.


NEW ACCOUNTING PRONOUNCEMENTS


         In May 2005, the Financial Accounting Standards Board ("FASB") issued SFAS 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20, "Accounting Changes," and supersedes FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements - an amendment of APB Opinion No. 28." SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the provisions of SFAS 154 will have a significant impact on our results of operations.



         In December 2004, the FASB issued SFAS 153, "Exchanges of Non-Monetary Assets," an amendment of APB 29. This statement amends APB 29, which is based on the principle that exchanges of non-monetary assets should be measured at the fair value of the assets exchanged with certain exceptions. SFAS 153 eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning on or after June 15, 2005. We do not expect the provisions of SFAS 153 will have a significant impact on our results of operations.



         In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment." SFAS 123R is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard will have a significant effect on our financial statements if management continues to issue equity instruments in exchange for employee services. In addition, we will be required to record the fair value of compensation costs for services performed after February 1, 2006 to meet the vesting requirements of equity awards granted prior to the SFAS 123R effective date.


OFF BALANCE SHEET ARRANGEMENTS

         We do not have any material off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

                                    BUSINESS

BUSINESS DEVELOPMENT

         We were originally incorporated in the State of Nevada on April 6, 1998 as Boyd Energy Corporation for the purpose of developing a mechanical lifting device that would enhance existing stripper well production. We were unable to raise sufficient capital to carry out this business and focused instead on leasing properties and exploring for oil and gas. We changed our name to Barnett Energy Corporation on July 17, 2001.

         As a result of our lack of profitability and the receipt of numerous inquires from entities seeking to merge with us, our operational focus expanded beyond our oil and gas exploration to include reviewing potential merger or acquisition candidates. We believe that entities sought to merge with us due to the fact that we were perceived as a "shell" company.

         On July 8, 2005, pursuant to a Share Exchange Agreement with Worldwide Business Solutions Incorporated, a Colorado corporation ("WBSI"), we acquired all of the issued and outstanding capital stock of WBSI, in exchange for 7,720,000 post-reverse split shares of our common stock. As a result of this share exchange, shareholders of WBSI as a group owned approximately 76.8% of the shares then outstanding, and WBSI became our wholly-owned subsidiary. We changed our name to Worldwide Strategies Incorporated as of June 14, 2005.

         WBSI was incorporated on March 1, 2005 to provide business process outsourcing services. WBSI intends to focus initially on providing call center services, but may expand to providing other outsourced services if it implements successfully its business plan.

         WBSI incorporated a subsidiary, Worldwide Business Solutions Limited, in the United Kingdom under The Companies Acts 1985 and 1989, on May 31, 2005. This U.K. subsidiary was formed for the purpose of supporting sales and marketing efforts in English-speaking countries. While the subsidiary has a temporary office and bank accounts established, it does not yet have any employees.

INDUSTRY BACKGROUND

         Business process outsourcing involves contracting with an external organization to take primary responsibility for providing a particular business process or function. Companies initially used business process outsourcing to achieve cost savings in transaction-intensive, back office business processes. Beyond cost savings, business process outsourcing adoption is driven by opportunities to qualitatively improve a wide range of business processes and a desire to outsource certain activities so that management can focus on its core products and services. Call center services, also known as tele-services, are enabled on a global basis by the availability of quality communications bandwidth at reasonable costs to such English speaking countries as India.

         The business process outsourcing market includes several functionally specific submarkets, such as human resources, procurement, logistics, sales and marketing, finance and accounting, customer management, engineering, facilities management and training. Demand for business process outsourcing services has experienced strong growth in recent years. Presently, our efforts are directed toward the contact center portion of this market.

         The scope of outsourced customer interaction has expanded from outbound telemarketing calls to a broad spectrum of customer management services, including customer care, technical support and sales and marketing, including in-bound sales (direct response) and Internet-based interaction via e-mail. The delivery platform has evolved from single facility, low technology call centers to large, high volume customer care centers that use increasingly sophisticated networking, telephony and customer relationship management technologies.

         Companies now concentrate on brand building through improved customer care and increasing customer relationship value by encouraging the purchase of higher value, additional or complementary products and services. At the same time, global competition, downward pricing pressures and rapid changes in technology make it increasingly difficult for companies to cost-effectively maintain the in-house personnel and infrastructure necessary to handle all of their customer management needs. We believe these trends, combined with rapidly expanding consumer use of alternative communications, such as the Internet and e-mail, have resulted in increased demand for outsourced customer management services.

         We believe the factors that influence companies to outsource customer management services include:

            o   significant cost benefits;

            o the importance of professionally managed customer communications to retain and grow customer relationships;

            o the ability to free available resources and management to focus on developing core products and services;

            o increasing capital requirements for sophisticated communications technology needed to provide timely technical support and customer care; and

            o extensive and ongoing staff training and associated costs required for maintaining in-house technical support and customer care solutions.

         We expect the market for outsourced customer management services to benefit as corporations continue to shift business processes from internal operations to outsourced partners.

         We believe that, to achieve improved business process outsourcing services at a reduced cost, many companies are moving selected front and back office processes to providers with offshore delivery capabilities. In recent years, fiber optic transport and Voice over Internet Protocol (VoIP) telecommunications services have become widely available at affordable rates. We also believe offshore providers have become more accepted by businesses and continue to grow in recognition and sophistication. Consequently, business process outsourcing services companies have established offshore operations or operate exclusively offshore.

OUR BUSINESS

         Through WBSI, we offer high-end multi-task, multi-lingual call center services, such as technical support, language interpreting, debt collections, and help desk solutions. Our mission is to restore verbal clarity and operations excellence to multi-task, multi-lingual customer service outsourcing. We intend to do this by conducting a joint review of the client's support activities that may be considered for outsourcing solutions. This review may also include the merits of upgrading an in-house center with the latest technology platform software. We will then customize a client/WBSI joint proposal, and develop a pilot test and rollout schedule. Our solutions will leverage technology advantages for cost avoidance and expended or improved customer services. By working in this manner, we believe we will develop a long-term mutually dependent relationship.

SERVICES

         OUTSOURCING SOLUTIONS. Through our affiliated centers, we offer several languages, including American English, Spanish, Portuguese, German, French, and Italian.

         We can manage an in-bound help desk using the client's web site or ours to answer customer questions and provide product information, installation support, processing product order, and other custom-tailored activities. The help desk services may also include email support, web collaboration, and technical services in multiple languages.

         We also offer "911" emergency language interpreting services for public service organizations, such as cities, counties, states, and federal agencies. Basic English and Spanish are available. We also provide interpreting services to U.S. companies marketing to the Spanish sector.

         OUTBOUND CALL CENTER SERVICES.  These services include:

             o    direct mail follow-up
             o    database selling
             o    debt collection

             o    contacts with decision makers
             o    surveys
             o    customer satisfaction
             o    information and literature fulfillment
             o    appointments scheduling
             o    seminar population
             o    product promotion
             o    lead-generation/qualification/management
             o    market intelligence
             o    up sell/cross sales campaigns

         INBOUND CALL CENTER SERVICES.  These services include:

             o    catalog orders
             o    consumer response follow-up
             o    customer service
             o    dealer location
             o    toll-free response
             o    help desk
             o    direct mail response
             o    direct TV response
             o    direct radio response
             o    print media response
             o    web site response
             o    seminar registration
             o    answering service
             o    inquiry handling
             o    email management
             o    product technical information
             o    interactive voice response
             o    sales lead qualification
             o    technical support

         CALL CENTER PLATFORM APPLICATIONS. For clients with in-house centers, we market and support call center platform applications. These provide the clients' customers with the latest in advanced functions and ease-of-use technology that promotes product loyalty. We also offer a tailored information technology function that provides the client cost avoidance in maintaining a current technology call center application and upgrading activities and maintaining information technology skills.

TOUCHSTAR SOFTWARE

         We are an authorized marketer and reseller of software and hardware technologies developed by TouchStar Software Corporation, a privately-held company based in Colorado. TouchStar's products include:
             o    predictive dialers
             o    power dialers
             o    ACD *IVR
             o    Options VoIP
             o    agent monitoring/coaching
             o    digital call recording; and
             o    real-time graphical reports.


         We had intended to further develop our relationship by being minority owners in each other. However, we and Touchstar Software Corporation mutually agreed to terminate the agreements set forth in the non-binding letter of intent dated October 18, 2005 that would have provided for such an arrangement.

AFFILIATED CALL CENTERS

         We have six affiliated call centers in the United States, Central America (Mexico and the Dominican Republic), the Philippines, and South America (Peru and Argentina):

             o New Tech, Santo Domingo, Dominican Republic - 60 seats with plans to expand to 250; English and Spanish language capability; started a pilot for collections with us in November 2005;

             o Microsistemas Gerenciales, S.A. de C.V., Monterrey, Mexico - 30 seats with plans to expand to 200 in 2006; English and Spanish language capability; to be utilized for technical services in Spanish

             o United Global Information Systems, S.A., Santo Domingo, Dominican Republic - 500 seats; English and Spanish language capability; pilot for collections to commence February 2006

             o Magellan Solutions Outsourcing, Inc., Manila, Philippines - 15 seats with plans to expand to 60; English, Japanese, and Mandarin language capability; negotiating a pilot for collections to commence February 2006

             o Qualfon, Monterrey and Mexico City, Mexico - 1,500 seats located in Mexico City, Peru, Costa Rica, Guatemala and Argentina; English, Spanish, German, French and Italian language capability; to be utilized for language translation projects

         As of the date of this prospectus, we have not generated any revenues through these affiliated call centers, as the "oldest" agreement has been in place only since October 26, 2005.

         While we do not have a formal alliance agreement with Cascade Callworks, Inc., we treat Cascade Callworks as an affiliated call center due to our proposed acquisition of that company. We propose in a non-binding letter of intent to acquire Cascade Callworks, Inc., an existing call center in Vancouver, Washington, and build our own center in Colorado Springs, Colorado. In addition, our U.K. subsidiary intends to acquire a minority interest in a call center in the United Kingdom. While we anticipate that the majority of our business will be conducting through centers acquired by us in the foreseeable future, we are currently conducting all of our business through affiliated call centers.

         In our non-exclusive five-year agreements with our affiliated call centers, we require the centers to maintain adequate call center infrastructure, organization and systems, and industry standard agent skills that meet the requirements of our clients, including appropriate redundancy and backup systems to insure complete availability and performance under our outsourcing service agreements with our clients. As we have established TouchStar as the vendor of choice for our call centers, the affiliated call centers agree to an evaluation of their operational and technical environment to determine their compatibility with our call centers for the purpose of performing jointly delivered services to our clients. It is contemplated that all of our affiliated call centers will be integrated with TouchStar operational platform compatibility.

         We will enter into separate agreements setting forth the terms of each client service contract. The affiliated center will quote a price to us to perform the services for the service contract. Our profit will be the difference between the contract price with the client and the price with the affiliated center. For each client service contract, we will recruit and select a candidate to become the call center on-site account executive. We will train the account executive in the United States and in the client's office at our expense. After the training is complete, the affiliated center will hire the account executive as its employee and the account executive shall work from at office at the affiliated call center. We and the account executive will train the affiliate call center's personnel on the necessary services to be performed under the client service agreement.

PROPOSED ACQUISITION OF CASCADE CALLWORKS


         We entered into a non-binding letter of intent to acquire Cascade Callworks Inc., a call center located in Vancouver, Washington, for a purchase price of $2,500,000. Under the terms of the letter of intent, we were to deposit $500,000 into escrow by October 21, 2005, an additional $500,000 by November 30, 2005, and $250,000 by

December 31, 2005. We paid $100,000 towards the purchase price in October 2005, with the remaining balance of the purchase price due at closing, which is scheduled to occur no later than April 30, 2006. Also due at closing is a promissory note in the amount of $1,000,000. The note will be secured by a security interest in the purchased assets, due and payable 120 days from closing, and accrue interest at the rate of 9% per annum, compounded monthly. Minimum monthly payments equal to 100% of the cash flow of Cascade Callworks will be made each month until the note is paid in full. If the note is not paid in full on the due date, a minimum of 50% of all cash flows are to be paid to the seller until the note is paid in full. In addition, we issued a warrant to purchase a total of up to 400,000 shares of our common stock. The warrant is exercisable for a period of three years from closing and is exercisable as to 100,000 shares at $0.50 per share and as to 300,000 shares at $0.75 per share. Upon the successful completion of this acquisition, we would acquire approximately 170 employees and assume the lease obligations for the two Cascade facilities in Vancouver, Washington. If the transaction fails to close, we would lose the $100,000 deposit.


         Cascade Callworks, founded in 1998, offers a variety of inbound and outbound services and operates from two facilities in Vancouver, Washington with 108 fully equipped stations. All of its agent workstations are fully enabled for multichannel communications, including standard telephone, VoIP, and email webchat.

SALES AND MARKETING

         We sell our contact center services through our direct sales force. The sales force calls on business customers that have existing call centers or telephonic activity. These customers are in engaged in various industries and kinds of business activity. The contact center services being marketed are generic in nature and tailored to each business customer by script or computer menus.

         Since each business customer has its own customers and its existence is impacted by how its customers are treated, we emphasize our ability to enhance the business' relationship with its customers. We believe that we have the software tools to adapt to a business' changing needs and to tailor our contact center services to the needs of the business' customers. We offer large enterprises the security and opportunity to run multiple programs for a business, such as sales campaigns, offers, product recalls, and collection activity, that can be monitored by the business on an ongoing and real-time basis. With our software platforms, the business can listen in on calls and make changes as needed. All reporting can be monitored. In essence, we believe that we can integrate our contact center services into a business to enhance a business' relationships with its customers.

         We also emphasize the cost-efficiency of utilizing our trained personnel to perform various functions for a business. We have created performance-based recruitment, training, and coaching programs to support our agents' understanding of client businesses' objectives. We believe that we can differentiate ourselves in the contact center services market, on the basis of having both superior technology and personnel.

COMPETITION

          We believe that the principal competitive factors in our business include the ability to:

              o Provide high quality professionals with strong customer interaction skills, including English language fluency with neutral accents;

              o   Offer cost-effective pricing of services;

              o   Deliver value-added and reliable solutions to clients;

              o   Provide industry specific knowledge and expertise;

              o   Generate revenues and/or savings for clients;

              o Provide a technology platform that offers a seamless experience to our clients and their customers.

         While we recently commenced our contact center business, we believe that we can compete effectively on all of the above factors.

         The global business process outsourcing companies with whom we compete include offshore business process outsourcing companies and U.S. based outsourcing companies. There are numerous business process outsourcing companies based offshore in locations such as India, the Philippines, China, Latin America, the Caribbean, Africa, and Eastern Europe. Our contact centers will face competition from established firms. These companies will likely have greater financial, personnel and other resources, including longer operating histories, more recognizable brand names and more established client relationships than us. Most of these companies will compete with us primarily on price and may be able to offer lower costs to potential clients. We seek to position ourselves as a service-focused company, with a workforce attuned to U.S. culture and a focus on revenue generation for our clients.

         In addition to our direct competition, many companies choose to perform some or all of their own outsourcing services. Their employees provide these services as part of their regular business operations. Some companies have moved portions of their in-house customer management functions offshore, including to offshore affiliates. We believe our key advantage over in-house business processes is that we give companies the opportunity to focus on their core products and services while we focus on the specialized function of managing their customer relationships.

GOVERNMENT REGULATION

         Federal, state and international laws and regulations impose a number of requirements and restrictions on our business process outsourcing business. There are state and federal consumer protection laws that apply to our business, such as laws limiting telephonic sales or mandating special disclosures, and laws that apply to information that may be captured, used, shared and/or retained when sales are made and/or collections are attempted. State and federal laws also impose limits on credit account interest rates and fees, and their disclosure, as well as the time frame in which judicial actions may be initiated to enforce the collection of consumer accounts. There are numerous other federal, state, local and even international laws and regulations related to, among other things, privacy, identity theft, telephonic and electronic communications, sharing and use of consumer information, that apply to our business process outsourcing business and to our employees' interactions and communications with others. For example, the Federal Trade Commission's Telemarketing Sales Rule applies a number of limitations and restrictions on our ability to make outbound calls on behalf of our clients and our ability to encourage customers to purchase higher value products and services on inbound calls. Similarly, the Telephone Consumer Protection Act of 1991, which among other things governs the use of certain automated calling technology, applies to calls to customers. Many states also have telemarketing laws that may apply to our business process outsourcing business, even if the call originates from outside the state.

         Federal and state regulators are empowered to examine and take enforcement actions for violations of these laws and regulations or for practices, policies or procedures they deem non-compliant, unfair, unsafe or unsound. Moreover, lawsuits may be brought by appropriate regulatory agencies, attorney generals and private parties for non-compliance with these laws and regulations. Accordingly, a failure to comply with the laws and regulations applicable to our business process outsourcing business could have a material adverse effect on us.

         Depending on the nature of our telemarketing engagement, we may be subject to regulations governing communications with consumers including regulations prohibiting misrepresentations in telephone sales. Since we are dealing with United States consumers, we are subject to the various do not call regulations. In addition, limits on the transport of personal information across international borders such as those now in place in the European Union (and proposed elsewhere) may limit our ability to obtain customer data. Additional federal, state, local or international legislation, or changes in regulatory implementation, could further limit our activities or those of our clients in the future or significantly increase the cost of regulatory compliance.

         A variety of federal and state legislation has been proposed that could restrict or discourage U.S. companies from outsourcing their services to companies outside the United States. For example, legislation has been proposed that would require offshore providers to identify where they are located, and in certain cases to obtain consent to handling calls or sending customer information offshore. It is also possible that legislation could be adopted that would restrict U.S. private sector companies that have federal or state government contracts from outsourcing their services to offshore service providers. In addition, various federal tax changes that could adversely impact the competitive position of offshore outsourcing services are also under consideration. Any expansion of existing laws or the enactment of new legislation directly or indirectly restricting offshore outsourcing may adversely impact our ability to do business with U.S. clients, particularly if these changes are widespread.

EMPLOYEES


         As of January 31, 2006, we employed a total of 5 persons, all of which were full-time. None of our employees is covered by a collective bargaining agreement.


PRINCIPAL OFFICES

         Our principal offices are located at 3801 East Florida Avenue, Suite 400, Denver, Colorado. We lease these offices pursuant to a month-to-month lease. The base rent on the lease is $1,620 per month.

         We also have offices in Egham, England. Due to the limited activity of our U.K. subsidiary, we are using the offices of our accountants as our temporary offices at no cost. These offices are located at Gladstone House, 77-79 High Street, Egham, Surrey TW20-9HY. We plan to move to executive services offices after the acquisition of an interest in the U.K. call center. We estimate that such offices will cost approximately $350 per month.

LEGAL PROCEEDINGS

         There are no legal proceedings pending against us.


                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS, AND KEY EMPLOYEES

        Our executive officers, directors, and key employees are:

        NAME                        AGE     POSITION
        James P.R. Samuels           58     President, Chief Executive Officer
                                            and Director
        W. Earl Somerville           66     Chief Financial Officer, Secretary
                                            and Treasurer
        Jack Herman                  66     Vice President and Chief Operating
                                            Officer of Worldwide Business
                                            Solutions
        Art Boorujy                  48     Vice President - Industry Relations
                                            and Sale for Worldwide Business
                                            Solutions
        Donald A. Christensen        75     Director
        Frank J. Deleo               49     Director
        Robert T. Kane               62     Director
        Edward J. Weisberg           49     Director

         Our shareholders elect our directors annually and our board of directors appoints our officers annually. Vacancies in our board are filled by the board itself. Set forth below are brief descriptions of the recent employment and business experience of our executive officers and directors.

         JAMES P.R. SAMUELS, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Samuels founded Worldwide Business Solutions Incorporated in March 2005 and has been the president and a director of the company since June 2005. From May 1996 to March 2004, he served as vice president-finance, treasurer and chief financial officer of Rentech, Inc., a publicly-held company headquartered in Denver, Colorado. Rentech develops and markets processes for conversion of low-value carbon-bearing solids or gases into high-value hydrocarbons. From December 1995 through April 1998, he provided consulting services in finance and securities law compliance to Telepad Corporation, Herndon, Virginia, a company engaged in systems solutions for field force computing. From 1991 through August 1995, he served as chief financial officer, vice president-finance, treasurer and director of Top Sources, Inc., Palm Beach Gardens, Florida, a development stage company engaged in developing and commercializing technologies for the transportation, industrial and petrochemical markets. From 1989 to 1991, he was vice president and general manager of the automotive group of BML Corporation, Mississauga, Ontario, a privately-held company engaged in auto rentals, car leasing, and automotive insurance. From 1989 to 1991, he was vice president and general manager of the Automotive group of BML Corporation, Mississauga, Ontario, a privately-held company engaged in auto rentals, car leasing, and automotive insurance. From 1983 through 1989, Mr. Samuels was employed by Purolator Products Corporation, a large manufacturer and distributor of automotive parts. He was president of the Mississauga, Ontario branch from 1985 to 1989; a director of marketing from 1984 to 1985; and director of business development and planning during 1983 for the Rahway, New Jersey filter division headquarters of Purolator Products Corporation. From 1975 to 1983, he was employed by Bendix Automotive Group, Southfield, Michigan, a manufacturer of automotive filters, electronics and brakes. He served in various capacities, including group director for management consulting services on the corporate staff, director of market research and planning, manager of financial analysis and planning, and plant controller at its Fram Autolite division. From 1973 to 1974, he was employed by Bowmar Ali, Inc., Acton, Massachusetts, in various marketing and financial positions, and in 1974 he was managing director of its division in Wiesbaden, Germany. He received a Bachelor's degree in Business Administration from Lowell Technological Institute in 1970, and a Master of Business Administration degree in 1972 from Suffolk University, Boston, Massachusetts. He completed an executive program in strategic market management through Harvard University in Switzerland in 1984.

         W. EARL SOMERVILLE, CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER. Earl Somerville has been our chief financial officer, secretary and treasurer since June 2005. He has over 37 years of experience in accounting. He has been self-employed as a chartered accountant in Oakville, Ontario, Canada, since 1992. From 1984 to 1991, he was a vice president of finance for Facet of Canada Inc., a Canadian holding company whose subsidiaries were engaged in the manufacture and distribution of automotive products. He was the divisional controller for Canadian Fram Limited from 1974 to 1991, a manufacturer of auto parts. Mr. Somerville is a member of the Institute of Chartered Accountants of Ontario.

         JACK HERMAN, VICE PRESIDENT AND CHIEF OPERATING OFFICER OF WORLDWIDE BUSINESS SOLUTIONS. Mr. Herman joined Worldwide Business Solutions in September 2005. From March 2001 to September 2005, he developed and managed a marketing support plan under the business name of Ventana Call Centers to market international call center services to large customers in the United States. These bilingual services include processing inbound infomercial orders, help desk services, technical supports services and tailored customer care applications. From October 1993 to November 2000 he worked with several companies to design and implement their call center operations. Mr. Herman worked for IBM Corporation from 1964 to 1992, initially as a hardware/software field service technician in west Texas from 1964 to 1972, and later in various staff and line management assignments from 1972 to 1983. From 1983 to 1985, he developed and implemented a national customer support structure supported by technical staff in his capacity as a service development manager. From 1985 to 1988, he developed and implemented IBM's first national maintenance service offering, where IBM field technicians maintained competitor products. He served as director of maintenance and services marketing for 10 states from 1989 to 1992.

         ART BOORUJY, VICE PRESIDENT - INDUSTRY RELATIONS AND SALES FOR WORLDWIDE BUSINESS SOLUTIONS. Art Boorujy joined Worldwide Business Solutions in March 2005. From August 2004 to March 2005, he worked for Federal Credit Corp., a private company in Colleyville, Texas, that provides debt collection services. From December 2002 to August 2004, he was the business manager for Glacier Mountain Spring Water Company Inc. in Whippany, New Jersey, where he was responsible for purchasing, vendor relations, customer service, and most accounting functions. He was a program coordinated for the Morris County Department of Human Services in Morristown, New Jersey, from July 1997 to September 2002, where he directed the day-to-day operations of a juvenile residential facility, with responsibility for 19 employees and 13 clients. Mr. Boorujy also was a co-owner of DFW Telecommunications, Inc., an installer and operator of coin/card pay telephones, with locations in South Lake, Texas and northern New Jersey, from December 1995 to June 2000. He performed marketing, sales, client relations and purchasing functions for DFW. His sales experience also includes assistant manager duties for Chelsea Street Securities, a full service stock brokerage firm in Irving, Texas, from January 1990 to December 1995. Mr. Boorujy received a bachelors degree in sociology from East Stroudsburg University in 1979.

         DONALD A. CHRISTENSEN, DIRECTOR. Donald Christensen has been a director since June 2005. He is a business, financial and international trade consultant with an engineering degree and extensive large corporate management experience. He has served as president of European Whitestone Company, financial consultants, since 1988. Mr. Christensen was the secretary and a director of Torque Engineering Corporation, a publicly-held company headquartered in Elkhart, Indiana, from March 1999 to June 2001. From August 1997 to July 1998, he was a director of Horizontal Ventures, Inc. (now known as GREKA Energy Corporation), a public company specializing in horizontal drilling sources for the oil and gas industry. He worked with several construction companies from 1953 to 1976. He has a degree in engineering from the University of Missouri.

         FRANK J. DELEO, DIRECTOR. Mr. Deleo has been a director since June 2005. He has been with Citigroup Inc. since 1978. He was with CitiFinancial Branch Network from 1996, first as a vice president/regional manager and since March 2002 as a managing director over Texas, New Mexico, Oklahoma, and Kansas. CitiFinancial, which is part of Citigroup Inc., a financial services company listed on the New York Stock Exchange, offers consumer loan products and services, including real estate, personal loans, and loans to finance consumer goods. From 1979 to 1996, he was employed by Associates Corporation of North America. Mr. Deleo received a bachelors degree in psychology from University of Stoney Brook in 1977.

         ROBERT T. KANE, DIRECTOR. Robert Kane has been a director since June 2005. He has been a practicing attorney in Munhall, Pennsylvania, since 1970. Mr. Kane received his J.D. degree from Villanova University in 1970 and his B.S. degree from Pennsylvania State University in 1965.

         EDWARD J. WEISBERG, DIRECTOR. Edward Weisberg has been a director since September 2005. Since April 2004, he has been the vice president of eCommerce of iBasis, Inc., a publicly-held company based in Burlington, Massachusetts, that provides international Voice over Internet Protocol (VoIP) services. He is responsible for leading that company's efforts toward direct web-based sales of products and services. From November 2003 to April 2004, he was the executive vice president of The Frugal Flower, Inc., a privately-held national flower distribution company located in Sudbury, Massachusetts. While he was with The Frugal Flower, he established and managed the eCommerce initiative. In 1995, he co-founded BX Technologies, Inc., a Providence, Rhode Island company that provided Web development, hosting, software product, Web services, and ongoing Internet marketing and support. He served as the president of BX Technologies, Inc. until April 2003. Prior to founding BX Technologies, he held various key marketing, planning, and sales roles at Paradigm Management Consulting Group, Inc., BASF Corporation, Data General Corporation, and Wang Laboratories, Inc. Mr. Weisberg has a masters degree in management from MIT/Sloan School of Management and a bachelors degree in social psychology from the University of Pennsylvania.

COMMITTEES

         AUDIT COMMITTEE. Our audit committee members are Donald A. Christensen and Edward J. Weisberg. The Audit Committee is appointed by the Board of Directors to assist the Board in fulfilling its responsibility to oversee:

             1) the integrity of our financial statements, controls and disclosure;

             2) the qualifications and independence of our independent accountants;

             3) the performance of our independent accountants and of its internal audit staff; and

             4)   our compliance with legal and regulatory requirements.

         The Audit Committee has the sole authority to appoint our independent accountants, subject to any shareholder ratification. The Audit Committee also prepares the annual Audit Committee report required by the rules and regulations of the Securities and Exchange Commission to be included in our annual proxy statement.

         COMPENSATION COMMITTEE. Our compensation committee members are Frank J. Deleo and Robert T. Kane. The Compensation Committee is appointed by the Board of Directors to (1) discharge the responsibilities of the Board of Directors relating to compensation of our executives and (2) produce an annual report on executive compensation for inclusion in our proxy statement in accordance with applicable rules and regulations.

CONFLICTS OF INTEREST

         Members of our management are associated with other firms involved in a range of business activities. Consequently, there are potential inherent conflicts of interest in their acting as officers and directors of our company. While the officers and directors are engaged in other business activities, we anticipate that such activities will not interfere in any significant fashion with the affairs of our business, in terms of having adequate time to devote to the business of the company.

         Our officers and directors are now and may in the future become shareholders, officers or directors of other companies, which may be formed for the purpose of engaging in business activities similar to us. Accordingly, additional direct conflicts of interest may arise in the future with respect to such individuals acting on behalf of us or other entities. Moreover, additional conflicts of interest may arise with respect to opportunities which come to the attention of such individuals in the performance of their duties or otherwise. Currently, we do not have a right of first refusal pertaining to opportunities that come to their attention and may relate to our business operations.

         Our officers and directors are, so long as they are our officers or directors, subject to the restriction that all opportunities contemplated by our plan of operation which come to their attention, either in the performance of their duties or in any other manner, will be considered opportunities of, and be made available to us and the companies that they are affiliated with on an equal basis. A breach of this requirement will be a breach of the fiduciary duties of the officer or director. If we or the companies with which the officers and directors are affiliated both desire to take advantage of an opportunity, then said officers and directors would abstain from negotiating and voting upon the opportunity. However, all directors may still individually take advantage of opportunities if we should decline to do so. Except as set forth above, we have not adopted any other conflict of interest policy with respect to such transactions.


                             EXECUTIVE COMPENSATION

         The table below sets forth information the remuneration of our chief executive officer during our last completed fiscal period (March 1, 2005 through July 31, 2005). There were no executive officers whose total annual salary and bonus equaled or exceeded $100,000.

                           SUMMARY COMPENSATION TABLE
----------------------------------------------------------------------------------------------------------------------

                                                                          LONG TERM COMPENSATION
                                ANNUAL COMPENSATION                -------------------------------------
                   -----------------------------------------------          AWARDS             PAYOUTS
                                                                   -------------------------------------
                                                         OTHER     RESTRICTED   SECURITIES
    NAME AND                                            ANNUAL       STOCK      UNDERLYING      LTIP       ALL OTHER
    PRINCIPAL      FISCAL                              COMPENSA-    AWARD(S)     OPTIONS/      PAYOUTS     COMPENSA-
    POSITION        YEAR    SALARY ($)    BONUS ($)     TION($)        ($)       SARS (#)        ($)        TION($)
----------------------------------------------------------------------------------------------------------------------
   James P.R.       2005     $50,000        -0-           -0-          -0-          -0-          -0-           -0-
  Samuels, CEO     (1)<F1>
----------------------------------------------------------------------------------------------------------------------
------------------

(1)<F1> Mr. Samuels served in his position from March 1, 2005 through July 31, 2005. Mr. Samuels' current annual salary is $120,000.

COMPENSATION OF DIRECTORS

         Each of our non-employee directors receives $1,000 and reimbursement for expenses of attendance for each scheduled meeting that requires physical attendance. For scheduled conference call board meetings, each non-employee director received $500 per meeting. In addition, each director is granted 30,000 shares of common stock per year to compensate him for ad hoc telephone calls, management support, and committee responsibilities.

EMPLOYMENT AGREEMENT

         Under the terms of his employment agreement, Jack Herman, the Vice President and Chief Operating Officer of Worldwide Business Solutions, is paid an annual salary of $151,000. He can receive up to 25% of his annual salary as a bonus incentive. His employment agreement contains non-compete and confidentiality provisions. Mr. Herman was granted options to purchase 300,000 shares of common stock at $0.25 per share, 100,000 of which have vested, with 100,000 vesting in April 2006 and 100,000 in April 2007.

STOCK OPTION PLAN

         By written consent dated May 13, 2005, our shareholders adopted the 2005 Stock Plan. Under the Plan up to 500,000 shares of our common stock (the "Available Shares") that may be purchased pursuant to the exercise of incentive stock options, non-qualified stock options, stock grants and stock-based awards ("Stock Rights") which may be granted to our employees, directors and consultants. This Plan will terminate on May 13, 2015, unless terminated at an earlier date by vote of the shareholders.

         The 2005 Stock Plan is intended to (i) encourage ownership of shares by our employees and directors of and certain consultants to the company; (ii) induce them to work for the benefit of the company; and (iii) provide additional incentive for such persons to promote the success of the company.

         The 2005 Stock Plan is administered by the Compensation Committee of the Board of Directors (the "Committee"). The Committee has the authority to:

            1) interpret the provisions of the Plan and all Stock Rights and to make all rules and determinations which it deems necessary or advisable for the administration of the Plan;

            2) determine which employees, directors and consultants shall be granted Stock Rights;

            3) determine the number of shares for which a Stock Right shall be granted;

            4) specify and terms and conditions upon which a Stock Right may be granted; and

            5) adopt any sub-plans applicable to residents of any specified jurisdiction as it deems necessary in order to comply with any tax or other laws applicable to the company.

         The Committee may amend the Plan to the extent necessary to qualify any or all outstanding Stock Rights granted under the Plan for favorable federal income tax treatment, and to the extent necessary to qualify the shares issuable upon exercise of Stock Rights for listing on any national securities exchange or quotation in any national quotation system of securities dealers. Any amendment that the Committee determines is of a scope that requires shareholder approval shall be subject to obtaining such shareholder approval.

         The Plan contains provisions for proportionate adjustment of the number of shares for outstanding options and the option price per share in the event of stock dividends, recapitalizations, stock splits or combinations.

         Each option granted under the Plan will be evidenced by a written option agreement between us and the optionee. The option price of any incentive stock option or non-qualified option may be not less than 100% of the fair market value per share on the date of grant of the option; provided, however, that any incentive stock option granted to a person owning more than ten percent of the total combined voting power of the common stock will have an option price of not less than 110% of the fair market value per share on the date of grant. "Fair Market Value" per share as of a particular date is defined in the Plan as the closing price of our common stock as reported on a national securities exchange or the last transaction price on the reporting system or, if none, the average of the closing bid and asked prices of our common stock in the over-the-counter market or, if such quotations are unavailable, the value determined by the Committee in its discretion in good faith.

         The exercise period of incentive stock options or non-qualified options granted under the Plan may not exceed ten years from the date of grant thereof. Incentive stock options granted to a person owning more than ten percent of the total combined voting power of our common stock will be for no more than five years.

         To exercise an option, the optionee must pay the full exercise price in cash, by check or such other legal consideration as may be approved by the Committee. Such other consideration may consist of shares of common stock having a fair market value equal to the option price, cashless exercise, a personal recourse note, or in a combination of cash, shares, cashless exercise and a note, subject to approval of the Committee.

         An option may not be exercised unless the optionee then is an employee, consultant, officer, or director of our company or its subsidiaries, and unless the optionee has remained continuously as an employee, consultant, officer, or director of our company since the date of grant of the option. If the optionee ceases to be an employee, consultant, officer, or director of our company or its subsidiaries other than by reason of death, disability, or for cause, all options granted to such optionee, fully vested to such optionee but not yet exercised, will terminate three months after the date the optionee ceases to be an employee, consultant, officer or director of our company.

         If the employee is terminated "for cause" (as that term is defined in the Plan), such employee's options will terminate immediately on the date the optionee ceases employment or association.

         If an optionee dies while an employee, consultant, officer or director of our company, or if the optionee's employment, consultant, officer, or director status terminates by reason of disability, all options theretofore granted to such optionee, whether or not otherwise exercisable, unless earlier terminated in accordance with their terms, may be exercised at any time within one year after the date of death or disability of said optionee, by the optionee or by the optionee's estate or by a person who acquired the right to exercise such options by bequest or inheritance or otherwise by reason of the death or disability of the optionee.

         Each offer of a stock grant to a participant shall state the date prior to which the stock grant must be accepted by the participant, and a written agreement shall set forth the purchase price per share, if any, of the shares covered by the stock grant, the number of shares covered by the stock grant, and the terms of any right of the company to restrict or reacquire the shares subject to the stock grant. A participant shall accept a stock grant by executing the applicable agreement and delivering it the company, together with payment for the full purchase price, if any. Payment may be made by cash, check, shares of common stock having a fair market value equal to the purchase price, a personal recourse note, or a combination of the foregoing.

         Stock Rights granted under the Plan are not transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or the rules thereunder. Stock Rights may only be exercised or accepted during the participant's lifetime by the participant and thereafter only by his legal representative. A participant to whom a Stock Right has been granted has no rights as a shareholder with respect to any shares covered by a Stock Right until the exercise of the option or acceptance of the stock grant..

         As a condition to the exercise or acceptance of a Stock Right or upon the lapsing of any right of repurchase, we may withhold the amount of our required tax withholding liability. We, to the extent permitted or required by law, may deduct a sufficient number of shares due to the optionee to allow us to pay such withholding taxes.


         As of January 31, 2006, no Stock Rights had been granted under the Plan.


         In connection with the acquisition of WBSI, we issued the following stock options to replace those that had been issued by WBSI prior to the consummation of the acquisition:

------------------------------------------------------------------------------------------------------------------
                             NUMBER OF SHARES      EXERCISE
OPTIONEE                     COVERED BY OPTION       PRICE      EXPIRATION DATE                 VESTING
------------------------------------------------------------------------------------------------------------------
Don Christensen                   90,000             $0.25         04/30/2010      30,000 vested; 30,000 vesting
                                                                                   4/30/2006; 30,000 vesting
                                                                                   4/30/2007
------------------------------------------------------------------------------------------------------------------
Frank Deleo                       90,000             $0.25         04/30/2010      30,000 vested; 30,000 vesting
                                                                                   4/30/2006; 30,000 vesting
                                                                                   4/30/2007
------------------------------------------------------------------------------------------------------------------
Raymond Podjasek                  30,000             $0.25         04/30/2010      30,000 vested
------------------------------------------------------------------------------------------------------------------
Robert Kane                       90,000             $0.25         04/30/2010      30,000 vested; 30,000 vesting
                                                                                   4/30/2006; 30,000 vesting
                                                                                   4/30/2007
------------------------------------------------------------------------------------------------------------------
Art Boorujy                       200,000            $0.25         04/30/2010      100,000 vested; 100,000 vesting
                                                                                   4/30/2006
------------------------------------------------------------------------------------------------------------------
W. Earl Somerville                200,000            $0.25         04/30/2010      100,000 vested; 100,000 vesting
                                                                                   4/30/2006
------------------------------------------------------------------------------------------------------------------
Jack Herman                       300,000            $0.25         04/30/2010      100,000 vested; 100,000 vesting
                                                                                   4/30/2006; 100,000 vesting
                                                                                   4/30/2007
------------------------------------------------------------------------------------------------------------------


                                       27

------------------------------------------------------------------------------------------------------------------
                             NUMBER OF SHARES      EXERCISE
OPTIONEE                     COVERED BY OPTION       PRICE      EXPIRATION DATE                 VESTING
------------------------------------------------------------------------------------------------------------------
Edward Weisberg                   90,000             $1.12         09/28/2010      30,000 vested; 30,000 vesting
                                                                                   9/28/2006; 30,000 vesting
                                                                                   9/28/2007
------------------------------------------------------------------------------------------------------------------

Fred Merian                      300,000             $0.51         03/16/2011      100,000 vested; 100,000 vesting
                                                                                   3/16/2007; 100,000 vesting
                                                                                   3/16/2008

------------------------------------------------------------------------------------------------------------------


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table provides certain information as to our officers and directors individually and as a group, and the holders of more than 5% of our common stock, as of December 23, 2005.

                                                           AMOUNT AND NATURE OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)<F1>              BENEFICIAL OWNERSHIP (2)<F2>       PERCENT OF CLASS (2)<F2>
--------------------------------------------              ----------------------------       ------------------------

Art Boorujy                                                        2,200,000 (3)<F3>                 14.4%
3801 East Florida Avenue, #400
Denver, Colorado 80210

James P.R. Samuels                                                 1,920,000 (4)<F4>                 13.6%
3801 East Florida Avenue, #400
Denver, Colorado 80210

Howard  Mayer                                                      1,160,000 (5)<F5>                 8.5%
3200 Park Avenue 8F-1
Bridgeport, Connecticut 06604

Garry R. Kotishion                                                  675,000 (6)<F6>                  5.2%
2281 S Vaughn Way #103A
Aurora, Colorado

W. Earl Somerville                                                  400,000 (7)<F7>                  3.0%
182 Tilford Road
Oakville, Ontario L6L 4Z3 Canada

Donald A. Christensen                                               260,000 (8)<F8>                  2.0%
48 S Evanston Way
Aurora, Colorado 80012

Frank J. Deleo                                                      60,000 (9)<F9>                   0.5%
1517 Tennison Parkway
Colleyville, Texas 76034

Robert T. Kane                                                      60,000 (9)<F9>                   0.5%
3620 Main Street
Munhall, Pennsylvania 15120

Edward J. Weisberg                                                  60,000 (9)<F9>                   0.5%
18 Whispering Pine Road
Sudbury, Massachusetts 01776

All officers and directors as a group  (6 persons)                 2,760,000 (10)<F10>               18.7%

--------------------

                                       28

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.


(2)<F2> This table is based on 13,035,526 shares of common stock outstanding as of April 21, 2006. If a person listed on this table has the right to obtain additional shares of Common Stock within sixty (60) days from April 21, 2006, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.

(3)<F3> Includes 2,000,000 shares issuable upon the exercise of warrants and 100,000 shares issuable upon the exercise of vested stock options.

(4)<F4> Includes 850,000 shares issuable upon exercise of warrants and 250,000 shares issuable upon conversion of convertible notes.

(5)<F5>  Includes 560,000 shares issuable upon exercise of warrants.

(6)<F6>  Includes 75,000 shares issuable upon exercise of warrants.

(7)<F7> Includes 100,000 shares issuable upon exercise of warrants and 200,000 shares issuable upon exercise of vested stock options.

(8)<F8> Includes 100,000 shares issuable upon exercise of warrants and 60,000 shares issuable upon exercise of vested stock options.

(9)<F9>  Includes 60,000 shares issuable upon exercise of vested stock options.

(10)<F10>Includes 1,740,000 shares issuable upon exercise of warrants, vested stock options, and conversion of convertible notes.


         James P.R. Samuels may be deemed to be the "parent" of our company within the meaning of the rules and regulations of the Securities and Exchange Commission.

CHANGES IN CONTROL

         There are no agreements known to management that may result in a change of control of our company.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         Other than the bridge loan transaction described below, none of our present directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.



         BRIDGE LOANS. From February 9, 2006 through April 7, 2006, James P.R. Samuels, our president and chief executive offier and a director, and another individual have loaned our subsidiary, Worldwide Business Solutions Incorporated, $76,715 and $30,000, respectively. The promissory notes evidencing the loans carry a 9% interest rate through May 31, 2006 and thereafter at 19% per annum, and mature on October 31, 2006. The notes are convertible into shares of our common stock upon default at a rate of $0.20 per share.


         FUTURE TRANSACTIONS. All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party. A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


         We are authorized to issue up to 100,000,000 shares of common stock, $0.001 par value per share. As of April 21, 2006, there were 13,035,526 shares of common stock outstanding, which were held of record by 292 stockholders. The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. We do not have cumulative voting rights in the election of directors, and accordingly, holders of a majority of the shares voting are able to elect all of the directors. Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no preemptive or other subscription of conversion rights. There are no redemption or sinking fund provisions applicable to the common stock.


PREFERRED STOCK

         We are authorized to issue up to 25,000,000 shares of preferred stock, $0.001 par value per share. There are no shares of preferred stock issued or outstanding. Our board of directors has the power to fix and determine the designations, rights, preferences, or other variations of each class or series within each class of capital stock of the company.

WARRANTS

         We have issued a total of 10,700,000 warrants, exercisable through various dates in 2010, to purchase an aggregate of 10,700,000 shares of our common stock for $0.25 per share.

         We also issued to Shawn and Jordan Suhrstedt warrants to purchase a total of 400,000 shares. The warrants are exercisable for a period of three years from closing the acquisition of Cascade Callworks Inc. and is exercisable as to 100,000 shares at $0.50 per share and as to 300,000 shares at $0.75 per share.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc. Its address is One Preston Park, 2301 Ohio Drive, Suite 100, Plano Texas 75093, and its telephone number is (972) 612-4120.


                              SELLING STOCKHOLDERS

         This prospectus relates to the resale of 5,500,000 shares of common stock held by existing shareholders and 7,650,000 shares issuable upon the exercise of warrants. We are also registering 2,000,000 shares of common stock to be issued in connection with a stock swap arrangement. We are registering the shares in order to permit the selling shareholders to offer the shares of common stock for resale from time to time. The selling shareholders have not had any material relationship with us within the past three years, except as noted in the table below.


         All of the selling shareholders acquired their shares (1) in exchange for their shares of Worldwide Business Solutions Incorporated or (2) from us in a private placement completed in September 2005. Those shareholders who acquired their shares in the exchange are noted with "EX" after their names. Those shareholders who acquired their shares in the private placement are noted with "PP" after their names.


         The table below lists the selling shareholders and other information regarding the beneficial ownership of the common stock by the selling shareholders. The second column lists the number of shares of common stock held. The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

                                           OWNERSHIP BEFORE OFFERING                        OWNERSHIP AFTER OFFERING
                                           -------------------------                        ------------------------

                                         NUMBER OF SHARES                     SHARES
                                           BENEFICIALLY                     REGISTERED
                                               OWNED                            FOR           NUMBER OF
NAME OF SELLING SHAREHOLDER               (1)<F1> (2)<F2>  PERCENT (3)<F3>  RESALE (2)<F2>      SHARES     PERCENT
---------------------------               -----------      -----------      ----------          ------     -------

655093 Alberta Ltd. (4)<F4> - EX,PP            320,000         2.4%            320,000              0         0%
Jeris T. Alajaji - EX                          320,000         2.4%            320,000              0         0%
Kevin B. Angileri - EX                          40,000         (5)<F5>          40,000              0         0%
Robert A. Ball APC 401k Plan - PP              120,000         (5)<F5>         120,000              0         0%
Jason Barker -EX                                80,000         (5)<F5>          80,000              0         0%
Gerald R. Barrick - EX,PP                      520,000         3.9%            520,000              0         0%
Jeffrey T. Benz - EX                           200,000         1.5%            200,000              0         0%
Bleaker Trust, Chris Falco, Trustee            600,000         4.5%            600,000              0         0%
   FBO Nottingham, Inc. (6)<F6> - PP
Mark Bowman - PP                                80,000         (5)<F5>          80,000              0         0%
Anthony F. & Dawn L. Carabello - EX            400,000         3.0%            400,000              0         0%
Robert E. Coker - EX,PP                        400,000         3.0%            400,000              0         0%
DSN Enterprises Ltd. (7)<F7> - EX              200,000         1.5%            200,000              0         0%
James L. DeGrazio - EX                         120,000         (5)<F5>         120,000              0         0%
Frank J. Flack - PP                            200,000         1.5%            200,000              0         0%
Joselina Henriques de Silva - EX               100,000         (5)<F5>          50,000         50,000         (5)<F5>
James Hesselgrave - PP                          80,000         (5)<F5>          80,000              0         0%
Jeff D. Holcomb (8)<F8> - EX                   200,000         1.5%            200,000              0         0%
Zachary T. & Carolyn C. Holcomb - EX           200,000         1.5%            200,000              0         0%
Houston Trust, Doug Chandler, Trustee          600,000         4.4%            600,000              0         0%
   FBO Bolsover Corp. (9)<F9> - PP
Jonathan E. Hutsler - EX                       280,000         2.1%            180,000        100,000         (5)<F5>
Mariane E. Johnson - EX                        637,500         4.8%            375,000        262,500        2.0%
Robert A. Johnson - EX                         637,500         4.8%            375,000        262,500        2.0%
Kings Trust, Jay Leford, Trustee               400,000         3.0%            400,000              0         0%
   FBO Enid Corporation (10)<F10> - PP
Garry R. Kotishion - EX                        675,000         5.2%             75,000        600,000        4.6%
Josie Larder - EX                              500,000         3.7%            500,000              0         0%
Brian J. Mayer - PP                            200,000         1.5%            200,000              0         0%
Howard Mayer - EX,PP                         1,160,000         8.5%          1,160,000              0         0%
Jonathan Mayer - PP                            200,000         1.5%            200,000              0         0%
Walter A. Mills Sr. - EX                        80,000         (5)<F5>          80,000              0         0%
Walter A. Mills (8)<F8> - PP                    80,000         (5)<F5>          80,000              0         0%
Corry L. Nye - EX                              675,000         4.9%            600,000         75,000         (5)<F5>
Linda D. Nye - EX                              495,000         3.8%            195,000        300,000        2.3%
Niel Patel - PP                                400,000         3.0%            400,000              0         0%
Franklin D. Patterson - EX                     200,000         1.5%            200,000              0         0%
Craig Pottenger - PP                           200,000         1.5%            200,000              0         0%
R.A. Johnson Inc. (11)<F11> - EX               650,000         4.9%            200,000        450,000        3.4%
Gary T. Schulwolf - EX                         200,000         1.5%            200,000              0         0%
Barry Shemaria - PP                            400,000         3.0%            400,000              0         0%
David L. Simpson - EX,PP                       400,000         3.0%            400,000              0         0%
John R. Stacy - PP                             400,000         3.0%            400,000              0         0%
John Starratt - PP                             120,000         (5)<F5>         120,000              0         0%
William R. Stratton - PP                        80,000         (5)<F5>          80,000              0         0%
H. Elliot Upchurch - PP                        200,000         1.5%            200,000              0         0%


                                       31

                                           OWNERSHIP BEFORE OFFERING                        OWNERSHIP AFTER OFFERING
                                           -------------------------                        ------------------------

                                         NUMBER OF SHARES                     SHARES
                                           BENEFICIALLY                     REGISTERED
                                               OWNED                            FOR           NUMBER OF
NAME OF SELLING SHAREHOLDER               (1)<F1> (2)<F2>  PERCENT (3)<F3>  RESALE (2)<F2>      SHARES     PERCENT
---------------------------               -----------      -----------      ----------          ------     -------
John Van Kemp - EX                             400,000         3.0%            400,000              0         0%
Steven Warfield - EX                           560,000         4.2%            560,000              0         0%
Roger W. Wilson - EX                            80,000         (5)<F5>          80,000              0         0%
Robert K. Young - PP                            80,000         (5)<F5>          80,000              0         0%
Ann Zanzinger - PP                              80,000         (5)<F5>          80,000              0         0%

------------------

(1)<F1> To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

(2)<F2>  Includes shares underlying warrants or stock options.


(3)<F3> This table is based on 13,035,526 shares of common stock outstanding as of April 21, 2006. If a person listed on this table has the right to obtain additional shares of Common Stock within sixty (60) days from April 21, 2006, the additional shares are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of any other person.


(4)<F4> Paul Folkman exercises voting and/or dispositive powers with respect to these shares.

(5)<F5>  Less than 1%.

(6)<F6> Chris Falco exercises voting and/or dispositive powers with respect to these shares.

(7)<F7> Dirk Nye exercises voting and/or dispositive powers with respect to these shares.

(8)<F8> This person is an affiliate of a registered broker-dealer and is an underwriter with respect to the shares being offered on his behalf. This shareholder acquired the securities in the ordinary course of business and did not have any agreements or understandings with any person to distribute the securities at the time of purchase.

(9)<F9> Doug Chandler exercises voting and/or dispositive powers with respect to these shares.

(10)<F10>Jay Leford exercises voting and/or dispositive powers with respect to these shares.

(11)<F11>Rex Johnson exercises voting and/or dispositive powers with respect to these shares.



                              PLAN OF DISTRIBUTION

         The selling shareholders may sell some or all of their shares of common stock in one or more transactions, including block transactions:

    o on such public markets or exchanges as the common stock may from time to time be trading;
    o    in privately negotiated transactions;
    o    through the writing of options on the common stock;
    o    in short sales; or
    o    in any combination of these methods of distribution.

         The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

         In the event of the transfer by the selling shareholders of their shares to any pledgee, donee, or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective registration statement in order to name the pledgee, donee, or other transferee in place of the selling shareholder who has transferred his shares.

         The selling shareholders may also sell their shares directly to market makers acting as principals or brokers or dealers, who may act as agent or acquire the common stock as a principal. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholder or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholder will likely pay the usual and customary brokerage fees for such services. Brokers or dealers may agree with the selling shareholder to sell a specified number of shares at a stipulated price per share and, to the extent such broker or dealer is unable to do so acting as agent for the selling shareholder, to purchase, as principal, any unsold shares at the price required to fulfill the respective broker's or dealer's commitment to the selling shareholder. Brokers or dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions in a market or on an exchange, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay or receive commissions to or from the purchasers of such shares. These transactions may involve cross and block transactions that may involve sales to and through other brokers or dealers. We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders.

         If, after the date of this prospectus, a selling shareholder enters into an agreement to sell his shares to a broker-dealer as principal and the broker-dealer is acting as an underwriter, we will need to file a post-effective amendment to the registration statement of which this prospectus is a part. We will need to identify the broker-dealer, provide required information on the plan of distribution, and revise the disclosures in that amendment, and file the agreement as an exhibit to the registration statement. Also, the broker-dealer would have to seek and obtain clearance of the underwriting compensation and arrangements from the NASD Corporate Finance Department.

         We are bearing all costs relating to the registration of the common stock, which are estimated at $40,000. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

         We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934 (the "1934 Act"); and (ii) enable our common stock to be traded on the OTC Bulletin Board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on the OTC Bulletin Board.

         We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. In order for us to continue with our business plan, we will in the near future need to raise additional capital through private placement offerings. We believe that obtaining reporting company status under the 1934 Act and trading on the OTC Bulletin Board should increase our ability to raise these additional funds from investors.

         The selling shareholders must comply with the requirements of the Securities Act and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be underwriters, they must comply with applicable law and may, among other things:

    o Not engage in any stabilization activities in connection with our common stock;
    o Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and
    o Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

                                  LEGAL MATTERS

         Dill Dill Carr Stonbraker & Hutchings, P.C., Denver, Colorado, has given an opinion on the validity of the securities.

                                     EXPERTS


         The financial statements as of January 31, 2006 and July 31, 2005 and for the period from March 1, 2005 (inception) through July 31, 2005, the six months ended January 31, 2006, and the period from March 1, 2005 (inception) through January 31, 20065 included in this prospectus and registration statement have been audited by Cordovano and Honeck LLP, an independent registered public accounting firm, to the extent and for the periods indicated in their report, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

         We have not previously been subject to the reporting requirements of the Securities and Exchange Commission. We have filed with the Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our securities and us you should review the registration statement and the exhibits and schedules thereto. Statements made in this prospectus regarding the contents of any contract or document filed as an exhibit to the registration statement are not necessarily complete. You should review the copy of such contract or document so filed.

         You can inspect the registration statement and the exhibits and the schedules thereto filed with the commission, without charge, at the office of the Commission at 100 F Street, NE, Washington, D.C. 20549. You can also obtain copies of these materials from the public reference section of the commission at 100 F Street, NE, Washington, D.C. 20549, at prescribed rates. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site on the Internet that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission at http://www.sec.gov.


                             REPORTS TO STOCKHOLDERS

         As a result of filing the registration statement, we are subject to the reporting requirements of the federal securities laws, and are required to file periodic reports and other information with the SEC. We will furnish our shareholders with annual reports containing audited financial statements certified by independent public accountants following the end of each fiscal year and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year following the end of such fiscal quarter.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm......................F-1


Balance Sheets at January 31, 2006 and July 31, 2005.........................F-2

Statements of Operations for the six months ended January 31, 2006, from March 1, 2005 (inception) through July 31, 2005, and from
    March 1, 2005 (inception) through January 31, 2006.......................F-3

Statement of Changes in Shareholders' Equity for the period from March
    1, 2005 (inception) through July 31, 2005 and for the six
    months ended January 31, 2006............................................F-4

Statements of Cash Flows for the six months ended January 31, 2006, from March 1, 2005 (inception) through July 31, 2005, and from
    March 1, 2005 (inception) through January 31, 2006.......................F-5


Notes to Financial Statements................................................F-6

To the Board of Directors and Shareholders:
Worldwide Strategies Incorporated

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the balance sheet of Worldwide Strategies Incorporated (a development stage company) as of January 31, 2006 and July 31, 2005, and the related statements of operations, changes in shareholders' equity and cash flows for the period from March 1, 2005 (inception) through July 31, 2005, the six months ended January 31, 2006, and the period from March 1, 2005 (inception) through January 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects, the financial position of Worldwide Strategies Incorporated as of January 31, 2006 and July 31, 2005, and the results of its operations and its cash flows for the period from March 1, 2005 (inception) through July 31, 2005, the six months ended January 31, 2006, and the period from March 1, 2005 (inception) through January 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, on July 8, 2005, the Company entered into an Agreement and Plan of Reorganization with Worldwide Business Solutions Incorporated.


/s/ CORDOVANO AND HONECK LLP

Cordovano and Honeck LLP
Englewood, Colorado
April 7, 2006

                       WORLDWIDE STRATEGIES INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS


                                                                                       JANUARY 31           JULY 31,
                                                                                          2006                2005
                                                                                    -----------------  ------------------
                                     ASSETS
Current Assets:
   Cash.........................................................................    $        122,038   $         423,690
   Prepaid expenses.............................................................              18,360              27,317
   Travel advance...............................................................               2,500               2,500
                                                                                    -----------------  ------------------
                  Total current assets..........................................             142,898             453,507

Property and equipment, net of accumulated depreciation
   of $2,322 and $49, respectively..............................................              21,290               2,921
Deposits (Note 5)...............................................................             101,405              50,000
                                                                                    -----------------  ------------------

                  Total assets..................................................    $        265,593   $         506,428
                                                                                    =================  ==================

                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable.............................................................    $         76,770   $          38,158
   Accrued liabilities..........................................................              11,235               1,506
                                                                                    -----------------  ------------------
                  Total current liabilities.....................................              88,005              39,664
                                                                                    -----------------  ------------------

Shareholders' equity (Notes 2 and 3):
   Preferred stock, $.001 par value; 25,000,000 shares authorized,
      0- and -0- shares issued and outstanding, respectively....................                  --                  --
   Common stock, $.001 par value; 100,000,000 shares authorized,
      13,035,526 and 11,055,526 shares issued and outstanding,
      respectively..............................................................              13,036              11,056
   Common stock subscriptions receivable........................................                  --              (5,000)
   Additional paid-in capital...................................................           1,227,526             784,006
   Deficit accumulated during development stage.................................          (1,062,974)           (323,298)
                                                                                    -----------------  ------------------

                  Total shareholders' equity....................................             177,588             466,764
                                                                                    -----------------  ------------------

                  Total current liabilities and shareholders' equity............    $        265,593   $         506,428
                                                                                    =================  ==================


                See accompanying notes to financial statements.

                       WORLDWIDE STRATEGIES INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS


                                                                                    March 1,             March 1,
                                                                                      2005                 2005
                                                             For The Six          (Inception)           (Inception)
                                                             Months Ended           Through               Through
                                                             January 31,            July 31,            January 31,
                                                                 2006                 2005                 2006
                                                          ------------------   ------------------   -------------------
Sales..............................................       $          2,500      $            --     $            2,500
Cost of sales......................................                  1,649                   --                  1,649
                                                          ------------------   ------------------   -------------------
                                                                       851                   --                    851
                                                          ------------------   ------------------   -------------------

Operating expenses:
   Salaries, benefits and payroll taxes............                182,315               75,666                257,981
   Professional and consulting fees................                293,948              129,755                423,703
   Travel..........................................                 59,899               59,736                119,635
   Contract labor..................................                 45,000               24,000                 69,000
   Insurance.......................................                 32,903                9,640                 42,543
   Depreciation....................................                  2,272                   49                  2,321
   Loss on failed acquisition (Note 6).............                 50,000                   --                 50,000
   Other general and administrative expenses.......                 74,190               24,452                 98,642
                                                          ------------------   ------------------   -------------------
                   Total operating expenses........                740,527              323,298              1,063,825
                                                          ------------------   ------------------   -------------------
                   Loss before income taxes........               (739,676)            (323,298)            (1,062,974)

Income tax provision (Note 4)......................                     --                   --                     --
                                                          ------------------   ------------------   -------------------

                   Net loss........................       $       (739,676)    $       (323,298)    $       (1,062,974)
                                                          ==================   ==================   ===================

Basic and diluted loss per share...................       $          (0.06)    $          (0.05)
                                                          ==================   ==================

Basic and diluted weighted average
   common shares outstanding.......................             13,035,526            6,299,702
                                                          ==================   ==================


                See accompanying notes to financial statements.

                       WORLDWIDE STRATEGIES INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                          DEFICIT
                                                                             COMMON                     ACCUMULATED
                                                   COMMON STOCK               STOCK      ADDITIONAL        DURING
                                            ---------------------------    SUBSCRIPTION     PAID-IN      DEVELOPMENT
                                               SHARES         PAR VALUE      RECEIVABLE     CAPITAL         STAGE         TOTAL
                                            -------------   -----------   -------------  ------------   -------------  ------------
Balance at March 1, 2005 (inception)                  --    $       --    $         --   $        --    $         --   $        --

March 1, 2005, sale of common stock
   to founders' (Note 2)                       5,200,000         5,200              --            --              --         5,200
April though June 2005, sale of common
   stock in private offering at $.25 per
   share, net of $65,089 of offering
   costs (Note 3)                              2,520,000         2,520          (5,000)      562,391              --       559,911
July 2005, stock issued in recapitalization
   with Barnett Energy Corp. (Note 1)          2,335,526         2,336              --        (2,385)             --           (49)
                                            -------------   -----------   -------------  ------------   -------------  ------------

July 8, 2005, following recapitalization      10,055,526        10,056          (5,000)      560,006              --       565,062

July 2005, sale of common stock in
   private offering at $.25 per share,
   net of $25,000 of offering costs
   (Note 3)                                    1,000,000         1,000              --       224,000              --       225,000
Net loss, March 1, 2005 (Inception)
   through July 31, 2005                              --            --              --            --        (323,298)     (323,298)
                                            -------------   -----------   -------------  ------------   -------------  ------------

Balance at July 31, 2005                      11,055,526        11,056          (5,000)      784,006        (323,298)      466,764

August 2005, collection of common stock
   subscriptions (Note 3)                             --            --           5,000            --              --         5,000
August 2005, sale of common stock in
   private offering at $.25 per share, net
   of $49,500 of offering costs (Note 3)       1,980,000         1,980              --       443,520              --       445,500
Net loss, six months ended
   January 31, 2006                                   --            --              --            --        (739,676)     (739,676)
                                            -------------   -----------   -------------  ------------   -------------  ------------

Balance at January 31, 2006                   13,035,526    $   13,036    $         --   $ 1,227,526    $ (1,062,974)  $   177,588
                                            =============   ===========   =============  ============   =============  ============


                See accompanying notes to financial statements.

                       WORLDWIDE STRATEGIES INCORPORATED
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS

                                                                                           MARCH 1,          MARCH 1,
                                                                       FOR THE SIX           2005              2005
                                                                         MONTHS          (INCEPTION)       (INCEPTION)
                                                                          ENDED            THROUGH           THROUGH
                                                                       JANUARY 31,         JULY 31,        JANUARY 31,
                                                                          2006               2005              2006
                                                                   -----------------  ----------------  ----------------
Cash flows from operating activities:
   Net loss....................................................    $       (739,676)  $      (323,298)  $    (1,062,974)
   Adjustments to reconcile net loss to net cash
      used in operating activities:
         Depreciation..........................................               2,272                49             2,321
         Loss on failed acquisition............................              50,000                --            50,000
         Net liabilities acquired in Barnett recapitalization..                  --                49                49
         Changes in current assets and liabilities:
           Receivables, prepaid expenses and other
              current assets...................................               7,552           (79,915)          (72,363)
           Accounts payable....................................              38,612            38,158            76,770
           Accrued liabilities.................................               9,729             1,506            11,235
                                                                   -----------------  ----------------  ----------------
                   Net cash used in
                       operating activities....................            (631,511)         (363,451)         (994,962)
                                                                   -----------------  ----------------  ----------------

Cash flows from investing activities:
   Purchases of equipment......................................             (20,641)           (2,970)          (23,611)
   Deposit paid on Cascade acquisition (Note 5)................            (100,000)               --          (100,000)
                                                                   -----------------  ----------------  ----------------
                   Net cash used in
                       investing activities....................            (120,641)           (2,970)         (123,611)
                                                                   -----------------  ----------------  ----------------

Cash flows from financing activities:
   Proceeds from sale of common stock..........................             500,000           880,200         1,380,200
   Payments for offering costs.................................             (49,500)          (90,089)         (139,589)
                                                                   -----------------  ----------------  ----------------
                   Net cash provided by
                       financing activities....................             450,500           790,111         1,240,611
                                                                   -----------------  ----------------  ----------------

                       Net change in cash......................            (301,652)          423,690           122,038

Cash, beginning of period......................................             423,690                --                --
                                                                   -----------------  ----------------  ----------------

Cash, end of period............................................    $        122,038   $       423,690   $       122,038
                                                                   =================  ================  ================

Supplemental disclosure of cash flow information:
   Income taxes................................................    $             --   $            --   $            --
                                                                   =================  ================  ================
   Interest....................................................    $             --   $            --   $            --
                                                                   =================  ================  ================


                See accompanying notes to financial statements.

                        WORLDWIDE STRATEGIES INCORPORATED
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

(1) ORGANIZATION, BASIS OF PRESENTATION, AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION AND BASIS OF PRESENTATION

         Worldwide Strategies Incorporated (the "Company") was incorporated on March 1, 2005 as Worldwide Business Solutions Incorporated ("WBSI") in the State of Colorado. The Company intends to provide call center software platforms to client centers or to outsource selected client services to multi-lingual international centers.

         On May 13, 2005, Barnett Energy Corporation ("BEC"), a Nevada corporation, entered into a Share Exchange Agreement (the "Agreement") with WBSI. Under the terms of the Agreement, BEC agreed to acquire all of the issued and outstanding common stock of WBSI in exchange for 7,720,000 shares of its common stock. The acquisition closed on July 8, 2005. Following the acquisition, the former shareholders of WBSI held approximately 76.8 percent of BEC's outstanding common stock, resulting in a change of control. In addition, WBSI became a wholly-owned subsidiary of BEC. However, for accounting purposes, the acquisition has been treated as a recapitalization of WBSI, with BEC the legal surviving entity. Since BEC had minimal assets and no operations, the recapitalization has been accounted for as the sale of 2,335,526 shares of WBSI common stock for the net liabilities of BEC. Therefore, the historical financial information prior to the date of the recapitalization, is the financial information of WBSI.

         On June 14, 2005, BEC changed its name to Worldwide Strategies Incorporated.

         DEVELOPMENT STAGE

         The Company is in the development stage in accordance with Statements of Financial Accounting Standards (SFAS) No. 7 "Accounting and Reporting by Development Stage Enterprises". As of January 31, 2006 and July 31, 2005, the Company has devoted substantially all of its efforts to financial planning, raising capital and developing markets.

         USE OF ESTIMATES

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid debt instruments with original maturities of three months or less when acquired to be cash equivalents. The Company had no cash equivalents at January 31, 2006 and July 31, 2005.

         FINANCIAL INSTRUMENTS

         The carrying amounts of cash and current liabilities approximate fair value due to the short-term maturity of the instruments.

                        WORLDWIDE STRATEGIES INCORPORATED
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, currently ranging from three to five years. Expenditures for additions and improvements are capitalized, while repairs and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of property and equipment sold or otherwise disposed of are removed from the accounts and any gain or loss is recorded in the year of disposal.

         IMPAIRMENT OF LONG-LIVED ASSETS

         The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

         OFFERING COSTS

         The Company defers offerings costs, such as legal, commissions and printing costs, until such time as the offering is completed. At that time, the Company offsets the offering costs against the proceeds from the offering. If an offering is unsuccessful, the costs are charged to operations at that time.

         INCOME TAXES

         Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

         REVENUE RECOGNITION

         The  Company   provides  its  call  center   services   under  contract
         arrangements. The Company recognizes revenue as services are provided (based on an hourly rate) over the term of the contract.

         STOCK-BASED COMPENSATION

         The Company accounts for compensation expense for its stock-based employee compensation plans using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation"
         ("SFAS  123"),   and  SFAS

                        WORLDWIDE STRATEGIES INCORPORATED
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

         No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure". Under APB 25, compensation expense of fixed stock options is based on the difference, if any, on the date of the grant between the deemed fair value of the Company's stock and the exercise price of the option. Compensation expense is recognized on the date of grant or on the straight-line basis over the option-vesting period. The Company accounts for stock issued to nonemployees in accordance with the provisions of SFAS 123 and EITF Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services".

         Pro forma information regarding the results of operations is calculated as if the Company had accounted for its employee stock options using the fair-value method. The fair value of each option grant is estimated on the date of grant using the Black-Scholes method. Had compensation expense been recorded based on the fair value at the grant date, and charged to expense over vesting periods, consistent with the provisions of SFAS 123, the Company's net loss and net loss per share would have increased to the pro forma amounts indicated below:

                                                             Six Months     March 1, 2005
                                                               Ended         (Inception)
                                                            January 31,        Through
                                                                2006        July 31, 2005
                                                          ---------------  --------------
         Net loss, as reported........................    $     (739,676)  $    (323,298)
            Decrease due to:
                Employee stock options................           (23,038)         (4,650)
         Pro forma net loss...........................    $     (762,714)  $    (327,948)
                                                          ===============  ==============

         As reported:
             Net loss per share - basic and diluted...    $        (0.06)  $       (0.05)
                                                          ===============  ==============
         Pro Forma:
             Net loss per share - basic and diluted...    $        (0.06)  $       (0.05)
                                                          ===============  ==============

         LOSS PER COMMON SHARE

         The Company reports net loss per share using a dual presentation of basic and diluted loss per share. Basic net loss per share excludes the impact of common stock equivalents. Diluted net loss per share utilizes the average market price per share when applying the treasury stock method in determining common stock equivalents. As of July 31, 2005, there were 120,000 and 8,720,000 vested common stock options and warrants outstanding, respectively, which were excluded from the calculation of net loss per share-diluted because they were antidilutive. As of January 31, 2006, there were 450,000 and 10,700,000 vested common stock options and warrants outstanding, respectively, which were excluded from the calculation of net loss per share-diluted because they were antidilutive.

         FISCAL YEAR-END

         The Company's year-end is July 31.

                        WORLDWIDE STRATEGIES INCORPORATED
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

         NEW ACCOUNTING PRONOUNCEMENTS

         In May 2005, the FASB issued SFAS 154, "Accounting Changes and Error Corrections," which replaces APB Opinion No. 20, "Accounting Changes," and supersedes FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements - an amendment of APB Opinion No. 28." SFAS 154 requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, SFAS 154 requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, SFAS 154 requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. SFAS 154 shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the provisions of SFAS 154 will have a significant impact on its results of operations.

         In December 2004, the FASB issued SFAS 153, "Exchanges of Non-Monetary Assets," an amendment of APB 29. This statement amends APB 29, which is based on the principle that exchanges of non-monetary assets should be measured at the fair value of the assets exchanged with certain exceptions. SFAS 153 eliminates the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for non-monetary asset exchanges occurring in fiscal periods beginning on or after June 15, 2005. The Company does not expect the provisions of SFAS 153 will have a significant impact on its results of operations.

         In December 2004, the FASB issued SFAS No. 123R, "Share Based Payment." SFAS 123R is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS 123 as originally issued and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." SFAS 123R does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award - the requisite service period

                        WORLDWIDE STRATEGIES INCORPORATED
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS


         (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. The scope of SFAS 123R includes a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. Public entities (other than those filing as small business issuers) will be required to apply SFAS 123R as of the first interim or annual reporting period that begins after June 15, 2005. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard will have a significant effect on the Company's financial statements if management continues to issue equity instruments in exchange for employee services. In addition, the Company will be required to record the fair value of compensation costs for services performed after February 1, 2006 to meet the vesting requirements of equity awards granted prior to the SFAS 123R effective date.

(2)  RELATED PARTY TRANSACTIONS

         On March 1, 2005, the Company sold 5,200,000 shares of its common stock to its officers, directors and other founders for $5,200, or $.001 per share. In connection with the stock sales, the Company issued one warrant for each common share purchased. The warrants allow the holder to purchase one share of common stock at a price of $.25 per share. The warrants expire on April 30, 2010.

(3)  SHAREHOLDERS' EQUITY

         COMMON STOCK

         From April through June 2005, the Company conducted a private placement offering whereby it sold 2,520,000 units at a price of $.25 per unit. Each unit consisted of one share of the Company's common stock and one warrant to purchase another share of common stock at $.25 per share. The warrants may be exercised over a period of five years. The Company received net proceeds of $559,911, after deducting offering costs of $65,089. $5,000 was collected after July 31, 2005 and is reported in the accompanying financial statements as common stock subscriptions receivable on that date. The offering was made in reliance on
         exemptions  from   registration   contained  in  Section  4(2)  of  the
         Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

         In July 2005, the Company conducted a private placement offering whereby it sold 1,000,000 units at a price of $.25 per unit. Each unit consisted of one share of the Company's common stock and one warrant to purchase another share of common stock at $.25 per share. The warrants may be exercised over a period of five years. The Company received net proceeds of $225,000, after deducting offering costs of $25,000. The offering was made in reliance on exemptions from registration contained in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

         In August 2005, the Company conducted a private placement offering whereby it sold 1,980,000 units at a price of $.25 per unit. Each unit consisted of one share of the Company's common stock and one warrant to purchase another share of common stock at $.25 per share. The warrants may be exercised over a period of five years. The Company received net proceeds of $445,500, after deducting offering costs of $49,500. The offering was made in reliance on exemptions from registration

                        WORLDWIDE STRATEGIES INCORPORATED
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

         contained in Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

         OPTIONS GRANTED TO EMPLOYEES, ACCOUNTED FOR UNDER THE INTRINSIC VALUE METHOD

         On April 30, 2005, the Company granted four directors options to purchase an aggregate of 360,000 shares of the Company's common stock at an exercise price of $.25 per share. 120,000 options were fully vested on the grant date, an additional 120,000 options vest on April 30, 2006, and the remaining 120,000 options vest on April 30, 2007. All of the options expire on April 30, 2010. The exercise price of the options equaled the price at which the Company was selling the stock to unrelated third parties on the grant date. The Company's common stock had no quoted market price on the grant date. No stock-based compensation was recorded on the options through January 31, 2006. The options had a fair value of $.031 per share, or $11,160.

         On August 18, 2005, the Company granted three officers options to purchase an aggregate of 700,000 shares of the Company's common stock at an exercise price of $.25 per share. 300,000 options were fully vested on the grant date, an additional 300,000 options vest on April 30, 2006, and the remaining 100,000 options vest on April 30, 2007. All of the options expire on April 30, 2010. The exercise price of the options equaled the price at which the Company was selling the stock to unrelated third parties on the grant date. The Company's common stock had no quoted market price on the grant date. No stock-based compensation was recorded on the options through January 31, 2006. The options had a fair value of $.031 per share, or $21,700.

         On September 30, 2005, the Company granted a director options to purchase an aggregate of 90,000 shares of the Company's common stock at an exercise price of $1.12 per share. 30,000 options were fully vested on the grant date, an additional 30,000 options vest on September 30, 2006, and the remaining 30,000 options vest on September 30, 2007. All of the options expire on September 30, 2010. The exercise price of the options equaled the traded market price of the stock on the grant date. No stock-based compensation was recorded on the options through January 31, 2006. The options had a fair value of $.14 per share, or $12,600.

         The fair value of the options was estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions:

         Risk-free interest rate.......................           2.70%

         Dividend yield................................           0.00%

         Volatility factor.............................           0.00%

         Weighted average expected life................         5 years

         Following is a schedule of changes in common stock options and warrants from March 1, 2005 (inception) through January 31, 2006:

                        WORLDWIDE STRATEGIES INCORPORATED
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

                                                                            TOTAL AWARDS                  EXERCISABLE AWARDS
                                                              ----------------------------------  --------------------------------
             DESCRIPTION                                           OPTIONS           WARRANTS         OPTIONS          WARRANTS
         --------------------------------------------------------------------   ----------------  --------------  ----------------
         Outstanding at March 1, 2005 (inception).......                 -                  -               -                 -
         Granted........................................             360,000          8,720,000         120,000         8,720,000
         Exercised......................................                 -                  -               -                 -
         Expired/cancelled..............................                 -                  -               -                 -
                                                               --------------   ----------------  --------------  ----------------
         Outstanding at July 31, 2005...................             360,000          8,720,000         120,000         8,720,000

         Granted........................................             790,000          1,980,000         330,000         1,980,000
         Exercised......................................                 -                  -               -                 -
         Expired/cancelled..............................             (60,000)               -               -                 -
                                                              ---------------   ----------------  --------------  ----------------
         Outstanding at October 31, 2005................           1,090,000         10,700,000         450,000        10,700,000
                                                              ===============   ================  ==============  ================

         PREFERRED STOCK

         The Company is authorized to issue 25,000,000 shares of $.001 par value preferred stock. The Company's Board of Directors may divide and issue the preferred shares in series. Each Series, when issued, shall be designated to distinguish them from the shares of all other series. The relative rights and preferences of these series include preference of dividends, redemption terms and conditions, amount payable upon shares of voluntary or involuntary liquidation, terms and condition of conversion as well as voting powers.

(4)  INCOME TAXES

         A reconciliation of U.S. statutory federal income tax rate to the effective rate follows:

                                                         Six Months      March 1, 2005
                                                           Ended          (Inception)
                                                         January 31,        Through
                                                            2006         July 31, 2005
                                                     -----------------  ----------------
         U.S. statutory federal rate, graduated....          34.00%           33.81%

         State income tax rate, net of federal.....           3.06%            0.00%

         Net operating loss (NOL) for which
           no tax benefit is currently available...         -37.06%          -33.81%
                                                     -----------------  ----------------
                                                              0.00%            0.00%
                                                     =================  ================

         At July 31, 2005, deferred tax assets consisted of a net tax asset of $109,336, due to operating loss carryforwards of $323,298, which was fully allowed for, in the valuation allowance of $109,336. The valuation allowance offsets the net deferred tax asset for which it is more likely than not that the deferred tax assets will not be realized. The change in the valuation allowance for the period ended July 31, 2005 $109,336. The current tax benefit also totaled $109,336 for the period ended July 31, 2005. The net operating loss carryforward expires through the year 2025.

                        WORLDWIDE STRATEGIES INCORPORATED
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

         At January 31, 2006, deferred tax assets consisted of a net tax asset of $383,429, due to operating loss carryforwards of $1,063,023, which was fully allowed for, in the valuation allowance of $383,429. The valuation allowance offsets the net deferred tax asset for which it is more likely than not that the deferred tax assets will not be realized. The change in the valuation allowance for the six months ended January 31, 2006 $274,093. The current tax benefit also totaled $274,093 for the six months ended January 31, 2006.

         The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

         Should the Company undergo an ownership change as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation, which could reduce or defer the utilization of these losses.

(5)  LETTERS OF INTENT

         CASCADE

         On September 29, 2005, the Company entered into a Letter of Intent ("LOI") with Cascade Callworks, Inc. ("Cascade"), a Washington corporation. Under the terms of the LOI, the Company would acquire Cascade for $2.5 million, subject to detailed due diligence and satisfactory negotiation of other terms. The Company made a $100,000 deposit toward the purchase price in October 2005. The remaining balance on the purchase price is due at closing, which is to occur no later than April 30, 2006.

         In addition, as part of the purchase price the Company would issue Cascade warrants to purchase 400,000 shares of the Company's common stock, exercisable over a period of three years as follows:

            a.   100,000 shares at $.50 per share;
            b.   300,000 shares at $.75 per share.

         TOUCHSTAR

         On October 18, 2005, the Company entered into a Letter of Intent ("LOI") with the management of TouchStar Software Corporation ("TouchStar"). TouchStar owns a majority of the issued and outstanding common shares of TouchStar International Sales Limited ("TISL"), a Delaware corporation. Under the terms of the LOI, the Company would issue to TouchStar that number of shares at the market price per share on the date of transfer representing a $500,000 investment in the Company. In exchange, TouchStar would issue to the Company 50,000 shares of TISL. Following the exchange, the Company would own five percent of the issued and outstanding common shares of TISL.

         The Company has agreed that it will register at least 2 million shares of its common stock pursuant to a Registration Statement in order to ensure the registration of a sufficient number of shares to meet the $500,000 valuation of shares issued to TouchStar.

                        WORLDWIDE STRATEGIES INCORPORATED
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

         The Company has agreed that either through itself, a subsidiary, affiliate, or third party, it will cause the shares issued to TouchStar to be repurchased from TouchStar within 30 days after the effective date of the Registration Statement at a purchase price equal to the greater of (a) the market price of the shares held by TouchStar, or (b) $500,000. If the repurchase does not occur within the stated period, each party will return all shares included in the original exchange.

         Cascade and TouchStar are affiliates with common management; however, neither entity is related to the Company.

(6)  BUSINESS PROCESS PROVIDER AGREEMENT

         On April 28, 2005, the Company entered into a Business Process Provider Agreement (the "Agreement") with Cleave Global E-Services Limited ("CGESL"), an Indian corporation. Under the agreement, the Company was to market the services provided by CGESL in the United States, United Kingdom and throughout the world on a non-exclusive basis. Contract prices for services provided by the Company to CGESL were to be based on future negotiations. In addition, the Company was to acquire a 20% equity interest in CEGSL. On April 15, 2005, the value of CGESL's business was estimated at $4 million; however, the final cost was to be established once the Company had the resources to close the acquisition. Upon signing the agreement, the Company paid CGESL a $50,000 deposit toward the acquisition.

         On September 21, 2005, the parties terminated the agreement and the Company wrote-off the $50,000 deposit to "Loss on failed acquisition".

(7)  COMMITMENTS

         The Company entered into noncancellable operating lease agreement for office space. The lease commenced August 19, 2005 and expires February 28, 2006 (see Note 9). Rental payments under the lease are $1,390 per month.

(8)  CONCENTRATION OF CREDIT RISK FOR CASH

         The Company has concentrated its credit risk for cash by maintaining deposits in a financial institution, which may at times exceed the amounts covered by insurance provided by the United States Federal Deposit Insurance Corporation ("FDIC"). The loss that would have resulted from that risk totaled $29,851 and $331,396, respectively, at January 31, 2006, and July 31, 2005, for the excess of the deposit liabilities reported by the financial institution over the amount that would have been covered by FDIC. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk to cash.

(9)  SUBSEQUENT EVENTS

         OFFICE LEASE

         On February 15, 2006, the Company extended its existing office lease on a month-to-month basis at a rate of $1,620 per month.

                        WORLDWIDE STRATEGIES INCORPORATED
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS

         NOTES PAYABLE

         On February 9, 2006, the Company issued a convertible promissory note to its President/CEO in exchange for $25,000 in working capital. The note carries a 9% interest rate through May 31, 2006 and a 19% interest rate from June 1, 2006 through October 31, 2006. The note matures, along with any unpaid accrued interest, on October 31, 2006. The note is also convertible into shares of the Company's common stock at the option of the note holder. Any unpaid principal and interest may be converted into the Company's common stock at a rate of $.20 per share, or 125,000 shares.

         On February 9, 2006, the Company issued a convertible promissory note to an unrelated individual in exchange for $25,000 in working capital. The note carries a 9% interest rate through May 31, 2006 and a 19% interest rate from June 1, 2006 through October 31, 2006. The note matures, along with any unpaid accrued interest, on October 31, 2006. The note is also convertible into shares of the Company's common stock at the option of the note holder. Any unpaid principal and interest may be converted into the Company's common stock at a rate of $.20 per share, or 125,000 shares.

         On April 3, 2006, the Company issued a convertible promissory note to its President/CEO in exchange for $25,000 in working capital. The note carries a 9% interest rate through May 31, 2006 and a 19% interest rate from June 1, 2006 through October 31, 2006. The note matures, along with any unpaid accrued interest, on October 31, 2006. The note is also convertible into shares of the Company's common stock at the option of the note holder. Any unpaid principal and interest may be converted into the Company's common stock at a rate of $.20 per share, or 125,000 shares.

         On April 7, 2006, the Company issued a convertible promissory note to its President/CEO in exchange for $26,715 in working capital. The note carries a 9% interest rate through May 31, 2006 and a 19% interest rate from June 1, 2006 through October 31, 2006. The note matures, along with any unpaid accrued interest, on October 31, 2006. The note is also convertible into shares of the Company's common stock at the option of the note holder. Any unpaid principal and interest may be converted into the Company's common stock at a rate of $.20 per share, or 133,575 shares.

         On April 7, 2006, the Company issued a convertible promissory note to an unrelated individual in exchange for $5,000 in working capital. The note carries a 9% interest rate through May 31, 2006 and a 19% interest rate from June 1, 2006 through October 31, 2006. The note matures, along with any unpaid accrued interest, on October 31, 2006. The note is also convertible into shares of the Company's common stock at the option of the note holder. Any unpaid principal and interest may be converted into the Company's common stock at a rate of $.20 per share, or 25,000 shares.

         The convertible promissory notes carry imbedded beneficial conversion features. The intrinsic value of the beneficial conversion features related to the note holders' options for conversion into the Company's common stock totals $26,679. The beneficial conversion charge will be recognized as interest expense with a corresponding increase to additional paid-in capital over the terms of the promissory notes.

         COMMON STOCK

         During February 2006, the Company issued 2 million shares of its common stock to Touchstar under the terms of the agreement discussed in Note
         5. On April 19, 2006, the Company rescinded the transaction, cancelled the shares, and restored the status of the shares as authorized but unissued.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Under the corporate laws of the State of Nevada and Article VII of the registrant's Articles of Incorporation, the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The registrant's Bylaws (Exhibit 3.2 hereto) also provide for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Nevada law.


ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses to be paid by the registrant in connection with the securities being registered are as follows:

           Securities and Exchange Commission filing fee........$   2,152.69
           Accounting fees and expenses.........................    9,000.00
           Blue sky fees and expenses...........................    1,000.00
           Legal fees and expenses..............................   25,000.00
           Transfer agent fees and expenses.....................    1,000.00
           Printing expenses....................................    1,000.00
           Miscellaneous expenses...............................      847.31
                                                                ------------

           Total................................................$  40,000.00
                                                                ============

         All amounts are estimates except the SEC filing fee. The Selling Stockholders will be bearing the cost of their own brokerage fees and commissions and their own legal and accounting fees.


ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

         Within the past three years, the registrant has issued and sold the unregistered securities set forth in the tables below.

--------------------------------------------------------------------------------------------------------------------
                       PERSONS OR CLASS OF
       DATE                  PERSONS                           SECURITIES                        CONSIDERATION
--------------------------------------------------------------------------------------------------------------------
05/12/05            Carlos V. Sandoval         161,888 shares of common stock              Repayment of debt in the
                    (officer and director at                                               amount of $42,659
                    the time)
--------------------------------------------------------------------------------------------------------------------
07/8/05             34 shareholders of         7,720,000 shares of common stock            Shares of Worldwide
                    Worldwide Business                                                     Business Solutions
                    Solutions Incorporated                                                 Incorporated
--------------------------------------------------------------------------------------------------------------------
07/8/05             24 holders of warrants     Warrants to purchase 2,520,000 shares of    Warrants of Worldwide
                    of Worldwide Business      common stock at $0.25 per share through     Business Solutions
                    Solutions Incorporated     July 8, 2010                                Incorporated
--------------------------------------------------------------------------------------------------------------------
07/8/05             13 holders of warrants     Warrants to purchase 5,200,000 shares of    Warrants of Worldwide
                    of Worldwide Business      common stock at $0.25 per share for         Business Solutions
                    Solutions Incorporated     through April 30, 2010                      Incorporated
--------------------------------------------------------------------------------------------------------------------


                                      II-1




--------------------------------------------------------------------------------------------------------------------
                       PERSONS OR CLASS OF
       DATE                  PERSONS                           SECURITIES                        CONSIDERATION
--------------------------------------------------------------------------------------------------------------------
07/8/05             8 holders of stock         Options to purchase 1,000,000 shares of     Stock Options of
                    options of Worldwide       common stock at $0.25 per share through     Worldwide Business
                    Business Solutions         April 30, 2010                              Solutions Incorporated
                    Incorporated
--------------------------------------------------------------------------------------------------------------------
07/9/05 -           20 accredited investors    Units consisting of 2,980,000 shares of     $745,000
9/8/05                                         common stock and warrants to purchase
                                               2,980,000 shares of common stock at $0.25
                                               per share for 5 years from date of
                                               issuance
--------------------------------------------------------------------------------------------------------------------
9/28/05             1 director                 Options to purchase 90,000 shares of        Services as director
                                               common stock at $1.12 per share through
                                               September 28, 2010
--------------------------------------------------------------------------------------------------------------------

         No underwriters were used in the above stock transactions, except for the placement of Units. The registrant relied upon the exemption from registration contained in Section 4(2) and/or Rule 506 as to all of the transactions, as the investors with either deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in the registrant's business or accredited investors. Restrictive legends were placed on the certificates evidencing the securities issued in all of the above transactions.


ITEM 27.   EXHIBITS

--------------------------------------------------------------------------------
 REGULATION S-B
     NUMBER                             EXHIBIT
--------------------------------------------------------------------------------
      2.1 Share Exchange Agreement by and between Barnett Energy Corporation and Worldwide Business Solutions Incorporated dated as of May 13, 2005 (1)
--------------------------------------------------------------------------------
      3.1         Amended and Restated Articles of Incorporation (1)
--------------------------------------------------------------------------------
      3.2         Amended Bylaws (1)
--------------------------------------------------------------------------------

      5.1         Opinion of Dill Dill Carr Stonbraker & Hutchings, P.C.

--------------------------------------------------------------------------------
     10.1         2005 Stock Plan (1)
--------------------------------------------------------------------------------
     10.2 TouchStar Software Corporation Reseller Agreement dated September 14, 2005 (1)
--------------------------------------------------------------------------------
     10.3 Non-Binding Letter of Intent with Cascade Callworks Inc. dated September 29, 2005 (1)
--------------------------------------------------------------------------------
     10.4 Non-Binding Letter of Intent with TouchStar Software Corporation dated October 18, 2005 (2)
--------------------------------------------------------------------------------
     10.5 Jointly Delivered Services, Sales and Operations Alliance Agreement dated October 26, 2005 with New Tech (2)
--------------------------------------------------------------------------------
     10.6 Jointly Delivered Services, Sales and Operations Alliance Agreement dated November 15, 2005 with Microsistemas Gerenciales, S.A. (2)
--------------------------------------------------------------------------------
     10.7 Jointly Delivered Services, Sales and Operations Alliance Agreement dated November 15, 2005 with United Global Information Systems S.A. (2)
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 REGULATION S-B
     NUMBER                             EXHIBIT
--------------------------------------------------------------------------------
     10.8 Jointly Delivered Services, Sales and Operations Alliance Agreement dated December 5, 2005 with Magellan Solutions Outsourcing, Inc. (2)
--------------------------------------------------------------------------------
     10.9 Letter agreement extending closing date of Cascade Callworks acquisition. (3)
--------------------------------------------------------------------------------

     10.10 Private Office Month-to-Month Rental Agreement with Wall Street Executive Suites dated February 15, 2006. (4)
--------------------------------------------------------------------------------
     10.11 Promissory Notes to James P.R. Samuels dated February 9, 2006 and April 3, 2006
--------------------------------------------------------------------------------
     10.12 Letter Agreement with TouchStar Software Corporation dated April 17, 2006

--------------------------------------------------------------------------------
      21          Subsidiaries of the registrant (2)
--------------------------------------------------------------------------------
     23.1         Consent of Dill Dill Carr Stonbraker & Hutchings, P.C.
                  Reference is made to Exhibit 5.1
--------------------------------------------------------------------------------
     23.2         Consent of Cordovano and Honeck LLP
--------------------------------------------------------------------------------
------------------
(1) Filed as an exhibit to the initial filing of the registration statement on Form SB-2, File No. 333-129398, on November 2, 2005.
(2) Filed as an exhibit to Amendment No. 2 to the registration statement on Form SB-2, File No. 333-129398, on January 11, 2006.
(3) Filed as an exhibit to Amendment No. 4 to the registration statement on Form SB-2, File No. 333-129398, on February 28, 2006.

(4) Filed as an exhibit to Amendment No. 5 to the registration statement on Form SB-2, File No. 333-129398, on March 13, 2006.


ITEM 28.      UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The Registrant hereby undertakes to:

                 (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                       (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                       (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                       (iii) Include any additional or changed material information on the plan of distribution.

                 (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                 (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Denver, State of Colorado, on April 25, 2006.

                                     WORLDWIDE STRATEGIES INCORPORATED


                                     By:   /s/ JAMES P.R. SAMUELS
                                        ----------------------------------------
                                            James P.R. Samuels, President


         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                                TITLE                                          DATE


                                         President, Chief Executive Officer and
/s/ JAMES P.R. SAMUELS                   Director (Principal Executive Officer)         April 25, 2006
------------------------------------
James P.R. Samuels
                                         Vice President, Chief Financial Officer,
                                         Secretary and Treasurer (Principal Financial
/s/ W. EARL SOMERVILLE                   Officer and Principal Accounting Officer)      April 25, 2006
------------------------------------
W. Earl Somerville


/s/ DONALD A. CHRISTENSEN                Director                                       April 25, 2006
------------------------------------
Donald A. Christensen


/s/ FRANK J. DELEO                       Director                                       April 25, 2006
------------------------------------
Frank J. Deleo


/s/ ROBERT T. KANE                       Director                                       April 25, 2006
------------------------------------
Robert T. Kane


/s/ EDWARD J. WEISBERG                   Director                                       April 25, 2006
------------------------------------
Edward J. Weisberg

